Execution version

Dated 8 February 2013

FACILITIES AGREEMENT

between

Decade Sunshine Limited
as Borrower

The companies named herein
as Original Guarantors

China CITIC Bank International Limited
as Lead Arranger

China CITIC Bank International Limited
as Facility Agent

and

China CITIC Bank International Limited
as Security Agent

relating to

US$100,000,000 Term Loan Facilities

9/F, Central Tower
28 Queen’s Road Central
Hong Kong

i

38.	COUNTERPARTS	114
39.	GOVERNING LAW	115
40.	ENFORCEMENT	115

ii

THIS AGREEMENT is dated __ February 2013 and made between:

(1)

DECADE SUNSHINE LIMITED, an exempted company incorporated in the Cayman Islands with limited liability whose registered office is at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands as borrower (the “Borrower”);

(2)	THE COMPANIES listed in Part A of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);

(3)	CHINA CITIC BANK INTERNATIONAL LIMITED as arranger (the “Lead Arranger”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part B of Schedule 1 (The Original Parties) as original lenders (the “Original Lenders”);

(5)	CHINA CITIC BANK INTERNATIONAL LIMITED as facility agent of the Finance Parties (other than itself) (the “Facility Agent”); and

(6)	CHINA CITIC BANK INTERNATIONAL LIMITED as security agent of the Finance Parties (other than itself) (the “Security Agent”);

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Agreement” means the account agreement to be executed between the Level-1 Onshore Sub, the Security Agent and the Onshore Account Bank in respect of the Debt Service Reserve Account and the Revenue Collection Account in the Agreed Form.

“Account Banks” means the Offshore Account Bank and the Onshore Account Bank.

“Accession Deed” means a document substantially in the form set out in Schedule 6 (Form of Accession Deed).

“Acquisition” means the acquisition by the Borrower of the Target by way of a merger of the Merger Sub with and into the Target pursuant to the terms of the Acquisition Documents, with the Target to be the surviving corporation of such merger.

“Acquisition Agreement” means the Agreement and Plan of Merger dated on or about the Signing Date made among the Borrower, the Merger Sub and the Target.

“Acquisition Closing Date” means the “Closing Date” under and as defined in the Acquisition Agreement.

“Acquisition Consideration” means the aggregate consideration in exchange for the cancellation of the Target Shares payable under the Acquisition Agreement as described in the Funds Flow Statement.

“Acquisition Documents” means the Acquisition Agreement and any other document designated in writing as an “Acquisition Document” by the Facility Agent and the Borrower.

“Acquisition Effective Time” means the “Effective Time” under and as defined in the Acquisition Agreement.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agency Fee Letter” means the agency fee letter between the Facility Agent, the Security Agent, the Intercreditor Agent and the Borrower dated on or about the Signing Date in the Agreed Form.

“Agents” means the Facility Agent and the Security Agent.

“Agreed Form” means with respect to any document:

(a)

substantially in the form agreed by the Borrower, the Facility Agent, the Security Agent and/or the Intercreditor Agent (with respect to any document to which it is party) prior to the Signing Date; or

(b)	in form and substance acceptable to the Borrower and the Facility Agent each acting reasonably.

“Applicable GAAP” means (subject to any change in the Applicable GAAP made pursuant to paragraph (b) of Clause 20.3 (Requirements as to financial statements)) (i) prior to the Acquisition Closing Date, US GAAP; and (ii) on or after the Acquisition Closing Date, PRC GAAP.

“Arrangers” means the Lead Arranger and any person which is designated an arranger of the Facilities by the Lead Arranger and the Borrower after the Signing Date.

“Ascentage Pharma” means Ascentage Pharma Group Corp Limited, a company incorporated under the laws of Hong Kong, with company registration number 1340292.

“Auditors” means, with respect to any relevant entity, the initial auditors of such entity at the Signing Date, or any other firm which is appointed by such entity in accordance with Clause 22.24 (Auditors).

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)

in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means:

(a)	in relation to Facility A, the Facility A Availability Period; or

(b)	in relation to Facility B, the Facility B Availability Period.

“Available Commitment” means:

(a)	in relation to Facility A, the Facility A Available Commitment; or

(b)	in relation to Facility B, the Facility B Available Commitment.

“Available Facility” means:

(a)	in relation to Facility A, the Facility A Available Facility; or

(b)	in relation to Facility B, the Facility B Available Facility.

“Borrower Group” means the Borrower and each of its Subsidiaries (including, but only after the Acquisition Effective Time, each Target Group Member), in each case for the time being and “Borrower Group Member” means any of those persons.

“Borrower Share Charge” means the charge (incorporating the assignment of dividends) to be executed by the Holdco as chargor in favour of the Intercreditor Agent in respect of the entire Equity Interest of the Borrower in the Agreed Form.

“Borrowings” means, at any time, the outstanding principal, capital or nominal amount and (any fixed or minimum premium payable on prepayment or redemption thereof) for or in respect of Financial Indebtedness (other than in respect of derivative transactions for which the marked to market value shall be used) and the aggregate nominal value of any redeemable shares which are redeemable before the Final Repayment Date.

“Break Costs” means the amount (if any) by which:

(a)

the interest which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business:

(a)	in relation to the determination of any interest rate, London;

(b)	in relation to any payment or purchase of US Dollars, New York; and

(c)	for all other purposes, Hong Kong.

“BVI Co” means Collected Mind Limited, a company incorporated in the British Virgin Islands with limited liability whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

“BVI Co Share Charge” means the charge (incorporating the assignment of dividends) to be executed by the Target in favour of the Intercreditor Agent in respect of the entire Equity Interest of the BVI Co in the Agreed Form.

“Certificate of Merger” means the certificate of merger to be issued by the Registrar of Companies of the Cayman Islands in respect of the Acquisition.

“Change of Control” means:

(a)

prior to the occurrence of a Convertible Notes Issuance or a Convertible Notes Exchange, the PE Investor’s ownership (whether direct or indirect) of the principal amount of the Convertible Notes is reduced by more than ten per cent. (10%);

(b)

immediately after the occurrence of a Convertible Notes Issuance, the PE Investor’s beneficial ownership (whether direct or indirect) of Equity Interests in the Holdco (treating any residual Convertible Notes on an “as converted” basis) at any time following such Convertible Notes Issuance is reduced by more than ten per cent. (10%) save as a result of any Qualifying Equity Issuance by the Holdco;

(c)

immediately after the occurrence of a Convertible Notes Exchange, the PE Investor’s beneficial ownership (whether direct or indirect) of Equity Interests in Level-1 Onshore Sub (treating any residual Convertible Notes on an “as exchanged” basis) at any time following such Convertible Notes Exchange is reduced by more than ten per cent. (10%);

(d)

the Sponsors’ collective beneficial ownership (whether direct or indirect) of the Equity Interests of the Holdco immediately following the Acquisition Effective Time is reduced save as a result of any Qualifying Equity Issuance by the Holdco;

(e)	the Holdco ceases to beneficially own (directly) one hundred per cent. (100%) of the Borrower;

(f)

the Borrower ceases to beneficially own (directly) one hundred per cent. (100%) of the Merger Sub prior to the Acquisition Effective Time (or following the Acquisition Effective Time, one hundred per cent. (100%) of the Target); or

(g)

at any time following the Acquisition Effective Time, the Target ceases to own the percentage in any Offshore Group Member that it owned immediately after the Acquisition Effective Time (other than pursuant to any Permitted Disposal).

“Charge over Account” means the charge to be executed by the BVI Co as chargor in favour of the Intercreditor Agent in respect of the Dividend Account in the Agreed Form.

“Charged Assets” means the assets from time to time subject, or expressed to be subject, to the Security created by the Security Documents or any part of those assets.

“China Sansheng” means China Sansheng Medical Limited, a company incorporated under the laws of Hong Kong, with company registration number 1387230.

“CITIC Onshore Facility” means the RMB 3,000,000 term loan facility to be granted by CITIC Bank International (China) Limited to the Level-1 Onshore Sub.

“CITIC Onshore Finance Document” means any “Finance Document” as defined in the facility agreement of the CITIC Onshore Facility.

“CITIC Onshore Security” means the security in relation to the CITIC Onshore Facility.

“Closing MAE” means “Company Material Adverse Effect” as such term is defined in the Acquisition Agreement.

“Commitment” means a Facility A Commitment or a Facility B Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Convertible Notes” means the convertible and exchangeable notes due in 2018 to be issued by the Holdco pursuant to the Convertible Notes Purchase Agreement and subordinated to the Facilities.

“Convertible Notes Exchange” means the transfer of Equity Interest of Level-1 Onshore Sub to the PE Investor or the PE Investor Subsidiary (as the case may be) pursuant to an exchange of the Convertible Notes in accordance with the terms of the Convertible Notes.

“Convertible Notes Issuance” means the issuance of Equity Interests of the Holdco to the PE Investor or the PE Investor Subsidiary (as the case may be) pursuant to a conversion of the Convertible Notes in accordance with the terms of the Convertible Notes.

“Convertible Notes Purchase Agreement” means the purchase agreement relating to the Convertible Notes to be entered into by and between, among others, the PE Investor or the PE Investor Subsidiary (as the case may be) and the Holdco.

“Corporate Obligor” means each Obligor other than any Sponsor.

“Currency Event” means any change (either expressed to be permanent or continues to be in effect for more than thirty (30) days) in the laws or the regulations of PRC or the policies of any Governmental Agency in PRC which prohibits or substantially restricts (a) the conversion of any amount from RMB to US Dollars and/or (b) the making of any dividend or other distributions from any entity that is established in the PRC to its immediate parent company and which would, in either case, affect the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents.

“Debt Service” means, in respect of any financial year, the aggregate of:

(a)	the Finance Charges in respect of the Borrowings to be paid by the Borrower in such financial year; and

(b)	the aggregate of all scheduled repayments of any Borrowings of the Borrower falling due in such financial year,

and so that no amount shall be included more than once.

“Debt Service Reserve Account” means the “Debt Service Reserve Account” as defined under the Account Agreement and each other RMB denominated debt service reserve accounts opened or to be opened by the Level-1 Onshore Sub with the Onshore Account Bank (and in each case any replacement account or sub-account thereto).

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) or any other Finance Documents which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Dividend Account” means an account to be opened by the BVI Co with the Offshore Account Bank and administered by the Offshore Account Bank in accordance with the terms of the Charge over Account (or any replacement account or sub-account thereto).

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)

the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Group Member conducted on or from the properties owned or used by the Group Member.

“Equity Interest” of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Equity Pledge” means the equity pledge in the Agreed Form by the BVI Co over the entire Equity Interest of the Level-1 Onshore Sub in favour of the Intercreditor Agent, such equity pledge to permit the partial release of the equity pledge upon a Convertible Notes Exchange in accordance with and subject to its terms.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default) or any other Finance Documents.

“Existing Onshore Facilities” means those facilities set out in Schedule 4 (Existing Onshore Facilities).

“Facilities” means Facility A and Facility B made available under this Agreement as described in Clause 2.1 (The Facilities) (each a “Facility”).

“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility A Availability Period” means the period from and including the date of this Agreement to and including the earlier of:

(a)	the date falling nine (9) Months from the Signing Date; and

(b)	the first date on which the Facility A Available Facility is zero,

provided that the Facility A Available Facility shall end and the Facility A Commitment of each Lender shall be cancelled immediately upon termination of the Acquisition Agreement in accordance with its terms.

“Facility A Available Commitment” means at any time a Lender’s Facility A Commitment minus:

(a)	the aggregate amount of its participations in any outstanding Facility A Loans; and

(b)

in relation to any proposed Loan (and not for purposes of calculating any fee under Clause 12.1 (Commitment fee) until such Loan is made), the aggregate amount of its participations in any Facility A Loans that are due to be made on the proposed Utilisation Date.

“Facility A Available Facility” means the aggregate for the time being of each Lender’s Facility A Available Commitment.

“Facility A Commitment” means:

(a)

in relation to an Original Lender, the sum of the amount set opposite its name under the heading “Facility A Commitment” in Part B of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility B” means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

“Facility B Availability Period” means the period from and including the date of this Agreement to and including the earlier of:

(a)	the date falling nine (9) Months from the Signing Date and the Final Repayment Date of the Facility B Loan, whichever is earlier; and

(b)	the first date on which the Facility B Available Facility is zero,

provided that the Facility B Available Facility shall end and the Facility B Commitment of each Lender shall be cancelled immediately upon termination of the Acquisition Agreement in accordance with its terms.

“Facility B Available Commitment” means at any time a Lender’s Facility B Commitment minus:

(a)	the aggregate amount of its participations in any outstanding Facility B Loans; and

(b)

in relation to any proposed Loan (and not for purposes of calculating any fee under Clause 12.1 (Commitment fee) until such Loan is made), the aggregate amount of its participations in any Facility B Loans that are due to be made on the proposed Utilisation Date.

“Facility B Available Facility” means the aggregate for the time being of each Lender’s Facility B Available Commitment.

“Facility B Commitment” means:

(a)

in relation to an Original Lender, the sum of the amount set opposite its name under the heading “Facility B Commitment” in Part B of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Final Repayment Date” means:

(a)	in relation to Facility A, the date falling thirty six (36) Months after the first Utilisation Date of the Facility A Loans; or

(b)	in relation to Facility B, the date falling six (6) Months after the first Utilisation Date of the Facility B Loans.

“Final Repayment Instalment” means, in relation to Facility A, the final instalment for repayment of the Facility A Loans payable on the Final Repayment Date referred to in Clause 6.1 (Repayment of the Facility A Loans).

“Finance Charges” means, for any financial year, the aggregate amount of interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments whether accrued, paid or payable and whether or not capitalized in respect of that financial year.

“Finance Documents” means:

(a)	this Agreement;

(b)	each Security Document;

(c)	the Intercreditor Agreement

(d)	any Accession Deed;

(e)	the Structuring Work Fee and Upfront Fee Letter;

(f)	the Agency Fee Letter;

(g)	the PE Investor Undertaking Letter;

(h)	the Paying Agent Undertaking Letter; and

(i)	any other document designated as such by the Facility Agent and the Borrower.

“Finance Parties” means the Arrangers, the Lenders, the Facility Agent, the Security Agent and the Account Banks.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks and other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Applicable GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)

any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close out of the Treasury Transaction, the amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Funds Flow Statement” means the funds flow statement in the Agreed Form.

“Funds Release Instruction” means the funds release instruction in the Agreed Form and to be issued by the Facility Agent to the Paying Agent in accordance with Clause 4.3 (Conditions subsequent).

“Future Onshore Bank Loans” means any loan granted by any financial institution in the PRC to any Onshore Group Member at any time after the Acquisition Effective Time provided that the total outstanding principal amount under such loans shall not at any time exceed US$5,000,000 in aggregate unless the prior written consent of the Majority Lenders has been obtained (such consent not to be unreasonably withheld or delayed).

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

“Group” means the Holdco and each of its Subsidiaries (including, but only after the Acquisition Effective Time, each Target Group Member), in each case for the time being and “Group Member” means any of those persons.

“Group Structure Chart” means the structure chart of the Group and the Target Group delivered to the Facility Agent pursuant to Clause 4.1 (Initial conditions precedent), as updated from time to time in accordance with:

(a)	paragraph (a)(ii) of Clause 20.2 (Provision and contents of Compliance Certificates);

(b)	Clause 22.6 (Merger);

(c)	Clause 26.2 (Additional Guarantors and Security);

(d)	paragraph (c) of Clause 22.13 (Disposals); and

(e)	paragraph (b) of Clause 22.37 (VIE Documents).

“Guaranteed Obligations” means all principal sums of money and liabilities now or in the future due, owing or payable in respect of the Facilities to any Finance Party by any Obligor under or pursuant to this Agreement and/or any other Finance Document to which it is a party (whether actually or contingently, whether solely or jointly with any other person, whether as principal or surety and whether or not the relevant Finance Party was an original party to such Finance Document or the relevant transaction contemplated thereby), together with all interest, commission, fees, charges, costs and expenses and other sums and payments for which any Obligor may be or become liable to any Finance Party in respect of, under or in connection with any such Finance Documents (after as well as before any demand or judgment).

“Guarantor” means an Original Guarantor or an Additional Guarantor.

“Holdco” means Century Sunshine Limited, a company incorporated in the Cayman Islands with limited liability whose registered office is at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

“Holdco Share Charge” means the charge to be executed by the Sponsors as chargors in favour of the Intercreditor Agent in respect of their respective shareholding in the Equity Interest of the Holdco in the Agreed Form.

“Holdco Sponsors” means the persons set out in Schedule 8 (List of Holdco Sponsors).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Intellectual Property” means:

(a)

any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets (which may now or in the future subsist).

“Intercreditor Agent” means China CITIC Bank International Limited or any other intercreditor agent appointed by the parties under the Intercreditor Agreement.

“Intercreditor Agreement” means the intercreditor agreement to be entered into between, among others, the Borrower, the PE Investor or the PE Investor Subsidiary (as the case may be), the Intercreditor Agent, the Facility Agent, and the Security Agent and governed by Hong Kong law, in the Agreed Form.

“Interest Payment Date” means (a) the last day of each Interest Period under paragraph (a) of the definition thereof, and (b) the Final Repayment Date.

“Interest Period” means (a) in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods), and (b) in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Interim Period” has the meaning given to such term in paragraph (b) of Clause 12.1 (Commitment fee).

“Legal Reservations” means:

(a)

the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or to indemnify a person against non- payment of stamp duty may be void, or subject to defences of set-off or counterclaim; and

(c)	any matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

“Lender” means:

(a)	an Original Lender; and

(b)	any person which has become a Party in accordance with Clause 24 (Changes to the Lenders ),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Liaoning King Loan” means the loan up to the principal amount of US$4,000,000 extended by BVI Co to Liaoning King’s Group Co., Ltd.

“LSBP Loan” means the loan in the principal amount up to RMB30,000,000 from Level-1 Onshore Sub to Liaoning Sunshine.

“LIBOR” means, in relation to a Loan or any Unpaid Sum:

(a)	the applicable Screen Rate; or

(b)

if no Screen Rate is available for US Dollars for the Interest Period of that Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) quoted by the Reference Banks to leading banks in the London interbank market (as supplied to the Facility Agent at its request), as at 11:00 a.m. (London time) on the Quotation Day for which an interest rate is to be determined for the offering of deposits in US Dollars for a period comparable to the Interest Period for that Loan or Unpaid Sum and if any such rate is below zero, LIBOR will be deemed zero.

“Listing” means a listing of all or any part of the share capital of any Group Member, on any recognised investment exchange and/or any other sale or issue by way of flotation or public offering or any equivalent transactions or circumstances in relation to that Group Member in any country.

“Loan” means a Facility A Loan or a Facility B Loan.

“Lou Dan Guarantee” means the guarantee to be given by Mr. Lou Dan in favour of the Level-1 Onshore Sub (after Mr. Lou Dan has acquired the Equity Interest of LSSTD from Liaoning Sunshine) to secure the LSSTD Loans and any accounts payable owed by LSSTD to the Level-1 Onshore Sub.

“LSSTD Loans” means the two (2) loans each with the principal amount of RMB40,000,000 and totalling RMB80,000,000 in aggregate granted by the Level-1 Onshore Sub to LSSTD, Subsidiaries of LSSTD and/or persons in which LSSTD has invested.

“Major Default” means:

(a)

with respect to the Borrower or the Merger Sub only, any circumstances constituting a Default under any of Clause 23.1 (Non-payment), Clause 23.4 (Other obligations) insofar as it relates to a breach of Clauses 22.10 (Holding Companies) and 22.19 (Ranking), Clause 23.5 (Misrepresentation) insofar as it relates to a breach of any Major Representation, Clause 23.7 (Insolvency), Clause 23.8 (Insolvency proceedings), Clause 23.9 (Creditors’ process), Clause 23.10 (Unlawfulness and invalidity), Clause 23.14 (Expropriation), or, other than as a consequence of a breach or anticipatory breach of a Finance Document by a Finance Party, Clause 23.15 (Repudiation and rescission of agreements) with respect to such Finance Document; or

(b)

the breach of any obligation required to be performed by the Target under the Acquisition Agreement or any representation or warranty made by the Target being incorrect or misleading and which in either case permits the Borrower or the Merger Sub to terminate the Acquisition Agreement (or not proceed with the Acquisition).

“Major Representation” means a representation or warranty with respect to the Borrower or the Merger Sub only under any of Clause 19.2 (Status) to Clause 19.6 (Validity and admissibility in evidence) inclusive, assuming the Acquisition Effective Time has occurred, Clause 19.15 (No proceedings pending or threatened) and Clause 19.30 (Use of proceeds).

“Majority Lenders” means at any time:

(a)	if any Loan is then outstanding, a Lender or Lenders whose participations in all the Loans then outstanding aggregate more than sixty-six and two thirds per cent. (66?%) of all the Loans, or

(b)

if there are no Loans then outstanding and the Total Commitments are then greater than zero, a Lender or Lenders whose Commitments aggregate more than sixty-six and two thirds per cent. (66?%) of the Total Commitment, or

(c)	if there are no Loans then outstanding and the Total Commitments are then zero;

(i)

if the Total Commitments became zero after the Loans ceased to be outstanding, a Lender or Lenders whose Commitments aggregated more than sixty-six and two thirds per cent. (66?%) of the Total Commitments immediately before the Total Commitments became zero, or

(ii)

if the Loans ceased to be outstanding after the Total Commitments became zero, a Lender or Lenders whose participations in the Loans outstanding immediately before the Loans ceased to be outstanding aggregated more than sixty-six and two thirds per cent. (66?%) of all the Loans.

“Margin” means four point five per cent. (4.5%) per annum.

“Market Disruption Notification” means a market disruption notification substantially in a recommended form of the Asia Pacific Loan Market Association or otherwise in an Agreed Form notifying the Facility Agent that deposits in US Dollars in the required amount for the relevant Interest Period are not available to the issuer of the notification in the London interbank market or the cost of the issuer of the notification obtaining matching deposits in the London interbank market for that Interest Period would be in excess of LIBOR for that Interest Period.

“Material Adverse Effect” means:

(a)

a material adverse effect on the ability of the Obligors taken as a whole to perform their payment obligations under the Finance Documents to which they are party, taking into the account of all the resources available to the Group including any rights of contribution and subrogation insurance, warranty or claim for indemnification held by any Group Member; or

(b)

a material adverse effect on, subject to paragraph (c) of the definition of “Legal Reservations”, the validity or enforceability of, the effectiveness of any Finance Document, the effectiveness or ranking of any Transaction Security or the rights or remedies of any Finance Party under any of the Finance Documents; or

(c)

(i) prior to the Acquisition Effective Time, a Closing MAE (except that any reference to Group or Group Member in the definition shall mean Group or Group Member as defined under this Agreement) and (ii) after the Acquisition Effective Time, a material adverse effect on the business, operations, property, condition (financial or otherwise) of the Group taken as a whole.

“Merger Sub” means Decade Sunshine Merger Sub, a company incorporated in the Cayman Islands with limited liability whose registered office is at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

“Merger Sub Share Charge” means the charge (incorporating the assignment of dividends) to be executed by the Borrower in favour of the Intercreditor Agent in respect of the entire Equity Interest of the Merger Sub in the Agreed Form.

“MOFCOM” means the Ministry of Commerce of the PRC.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Mr. Lou Dan” means Mr. Lou Dan, the holder of PRC identity card number 422051326 whose correspondence address is at c/o 3SBio Inc., No. 3 A1, Road 10, Econ & Tech. Development Zone, Shenyang 110027, PRC.

“Obligors” means the Borrower, the Guarantors, the Level-1 Onshore Sub, the Sponsors and the Personal Obligor and “Obligor” means any of those persons.

“Offshore Account Bank” means China CITIC Bank International Limited.

“Offshore Group Member” means a Group Member which is not an Onshore Group Member.

“Onshore Account Bank” means CITIC Bank International (China) Limited.

“Onshore Group Member” means a Group Member incorporated in the PRC.

“Operating Companies” means 3SBio LLC US Assets Series (prior to its dissolution as permitted under the definition of “Permitted Dissolution”), China Sansheng (from the time it ceases to be a dormant company), the Level-1 Onshore Sub, Liaoning Sunshine and each of their respective Subsidiaries from time to time and any Person with existing business operations acquired by any Group Member after the date of this Agreement.

“Original Financial Statements” means:

(a)	the audited consolidated financial statements of the Borrower Group for its financial year ended 31 December 2011; and

(b)	the unaudited financial statements of each Guarantor for its financial year ended 31 December 2011.

“Party” means a party to this Agreement.

“Paying Agent” means a reputable bank or trust company which is appointed as paying agent in accordance with the terms of the Acquisition Agreement which is the “Exchange Agent” under and as defined in the Acquisition Agreement and is reasonably acceptable to the Majority Lenders.

“Paying Agent Undertaking Letter” means an undertaking letter to be issued by the Paying Agent to the Facility Agent (for the benefit of each Lender) in the Agreed Form.

“PE Investor” means CPEChina Fund L.P., a limited partnership established under the laws of the Cayman Islands.

“PE Investor Equity Pledge” means the equity pledge in the Agreed Form by the PE Investor or the PE Investor Subsidiary (as the case may be) over its Equity Interest in the Level-1 Onshore Sub in favour of the Security Agent where such equity pledge shall permit the partial release of the Equity Interest upon a transfer by the PE Investor or the PE Investor Subsidiary (as the case may be) that does not constitute a Change of Control on the condition that any transferred Equity Interest shall be pledged in favour of the Security Agent immediately after the transfer.

“PE Investor Subsidiary” means a Subsidiary directly and wholly-owned by the PE Investor incorporated in any of the British Virgin Islands, the Cayman Islands or Hong Kong (or such other jurisdiction other than the PRC that the Lenders may agree).

“PE Investor Undertaking Letter” means an undertaking letter to be issued by the PE Investor to the Facility Agent (for the benefit of each Lender) in the Agreed Form.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal (each a “Disposal”) which is on arm’s length terms:

(a)	of trading stock or cash made by any Group Member in the ordinary course of business of the disposing entity;

(b)	of any asset by a Group Member (the “Disposing Company”) to another Group Member (the “Acquiring Company”), but if:

	(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

	(ii)	the Disposing Company had given Security over the asset, the Acquiring Company must give equivalent Security over that asset; and

(iii)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;

(c)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(d)	of obsolete or redundant vehicles, plant and equipment for cash;

(e)	arising as a result of any Permitted Security;

(f)	dispositions of inventory or goods held for sale in the ordinary course of business;

(g)

of assets for cash on an arm’s length basis, provided that the relevant disposal proceeds received by any Obligor shall be applied towards prepayment of the Facilities in accordance with Clause 8.3 (Equity Redemption, Disposal, Additional Debt, Equity Issuance and Distribution);

(h)	relating to a Convertible Notes Issuance or Convertible Notes Exchange;

(i)	of any Equity Interest of LSSTD held by Liaoning Sunshine to Mr. Lou Dan in connection with the VIE Termination;

(j)	of any Equity Interest of Liaoning Sunshine held by Mr. Lou Dan to Level-1 Onshore Sub in connection with the VIE Termination;

(k)

of assets, undertakings or businesses not otherwise being a Disposal falling within the other paragraphs of this definition, the cumulative value of which for any given financial year does not exceed US$2,000,000;

(l)	of securities of any Onshore Group Members not otherwise being a Disposal falling within the other paragraphs of this definition, the aggregate value of which shall not exceed US$2,000,000;

(m)	in connection with any Permitted Dissolution; or

(n)	made with the prior written consent of the Majority Lenders.

“Permitted Dissolution” means the dissolution of any of the following entities which is no longer engaged in any business operations at the time of dissolution, including: (a) 3SBio LLC US Assets Series, (b) Taizhou Huansheng Investment Management Company Limited and (c) Taizhou Huansheng Healthcare Investment Center, LLP.

“Permitted Onshore Facilities” means:

(a)	the Existing Onshore Facilities;

(b)	the Future Onshore Bank Loans;

(c)	the CITIC Onshore Facility; or

(d)	any refinancing of the Existing Onshore Facilities provided that:

	(i)	the borrower and/or obligors under such refinancing are the same borrower and/or obligors under the Existing Onshore Facilities being refinanced;

	(ii)	the principal amount of such refinancing is not greater than the principal amount of the relevant Existing Onshore Facility being refinanced that was outstanding immediately prior to such refinancing;

(iii)

with respect to any Existing Onshore Facility that is secured, any Security in respect of the refinancing cannot be more favourable to the lender than the Security in respect of that Existing Onshore Facility; and

	(iv)	with respect to any Existing Onshore Facility that is unsecured, the refinancing is unsecured.

“Permitted Security” means:

(a)	Security for Taxes or assessments or other applicable governmental charges or levies;

(b)

Security created or arising by operation of law or created in the ordinary course of business, including, but not limited to, landlords’ liens and statutory liens of carriers, warehousemen, mechanics, materialmen, vendors and other liens securing amounts which are not more than sixty (60) days overdue or which are being contested in good faith;

(c)

Security incurred on deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts or undertakings, performance and return of money bonds, and similar obligations;

(d)

rights of set-off of a financial institution with respect to deposits or other accounts of a Group Member held by such financial institution in an amount not to exceed the aggregate amount owed to such financial institution by that Group Member, as the case may be;

(e)	Security on documents and the goods they represent in connection with letters of credit, trade finance and similar transactions entered into in the ordinary course of business;

(f)	leases, subleases, licences and sublicences granted to third parties in the ordinary course of business;

(g)

attachment, judgment and other similar Security arising in connection with court proceedings which are effectively stayed while the underlying claims are being contested in good faith by appropriate proceedings;

(h)

prior to the VIE Termination, any pledge of Equity Interest of Liaoning Sunshine to the Level-1 Onshore Sub pursuant to an equity pledge agreement dated January 1, 2007, by and between the Level-1 Onshore Sub and Mr. Lou Dan;

(i)	prior to the VIE Termination, any pledge of Equity Interest of LSSTD to the Level-1 Onshore Sub to secure the obligations under the LSSTD Loans;

(j)	Security created in relation to the issuance of the Convertible Notes which is subject to the terms of the Intercreditor Agreement;

(k)

Security given by Mr. Lou Dan to secure the LSSTD loans and any accounts payable owed by LSSTD to the Level-1 Onshore Sub after Mr. Lou Dan has acquired the Equity Interest of LSSTD from Liaoning Sunshine; or

(l)	any Security granted or permitted to subsist with the prior written consent of the Majority Lenders.

“Personal Obligor” means Mr. Lou Jing, the holder of PRC identity card number 422051326 whose correspondence address is at c/o 3SBio Inc., No. 3 A1, Road 10, Econ & Tech. Development Zone, Shenyang 110027, PRC.

“PRC” means the People’s Republic of China, excluding, for the purpose of this Agreement, Hong Kong, the Special Administrative Region of Macau, and Taiwan.

“PRC GAAP” means generally accepted accounting principles in the PRC.

“Proposed Utilisation Notice” means the notice signed by a director or an authorised signatory of the Borrower which contains: (a) a proposed Utilisation Date that is no earlier than thirty (30) days after the date of such notice, (b) the Facility proposed to be utilised and (c) the proposed Amount of such Loan to be made, in form and substance reasonably satisfactory to the Facility Agent.

“Proposed Loan Amount” means the proposed amount of the Loan to be made set forth in the Proposed Utilisation Notice.

“Proposed Utilisation Date” means the proposed Utilisation Date set forth in the Proposed Utilisation Notice.

“Qualifying Equity Issuance” means an issue or allotment of Equity Interests (including, without limitation, in the case of the Holdco, the Convertible Notes Issuance), but excluding any allotment or issue of shares by way of capitalisation of profits or reserves or any shares issued pursuant to the conversion of any convertible instruments other than the Convertible Notes.

“Quarter Date” means 31 March, 30 June, 30 September and 31 December.

“Quotation Day” means, in relation to any Interest Period in respect of a Loan or any Unpaid Sum, two (2) Business Days before the first day of that Interest Period.

“Reference Banks” means the office of China CITIC Bank International Limited, and if there is more than one (1) Lender, such other banks appointed by the Facility Agent in consultation with the Borrower.

“Repayment Date” means, in relation to Facility A, each of the dates specified as such in Clause 6.1 (Repayment of the Facility A Loans).

“Repayment Instalment” means, in relation to Facility A, any instalment for repayment of the Facility A Loans referred to in Clause 6.1 (Repayment of the Facility A Loans).

“Repeating Representations” means each of the representations set out in Clauses 19.2 (Status) to 19.6 (Validity and admissibility in evidence), Clause 19.10 (No default), paragraph (d) of Clause 19.11 (No misleading information), Clause 19.12 (Original Financial Statements) to Clause19.21 (Good title to assets), Clause 19.22 (Shares), Clause 19.23 (Intellectual Property), Clause 19.25 (Insurance) to Clause 19.27 (Acquisition Documents, disclosures and other Documents), and Clause 19.31 (VIE).

“Revenue Collection Account” means the “Revenue Collection Account” as defined under the Account Agreement and each other RMB denominated revenue collection accounts opened or to be opened by the Level-1 Onshore Sub with the Onshore Account Bank (or any replacement account or sub-account thereto).

“RMB” means the lawful currency of the PRC.

“SAIC” means the State Administration for Industry and Commerce of the PRC.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate of US Dollars for the relevant period as displayed on the relevant Reuters Screen, provided that if such page (or any agreed replacement page) is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Lenders and the Borrower.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Document” means:

(a)	the Holdco Share Charge;

(b)	the Borrower Share Charge;

(c)	the Merger Sub Share Charge;

(d)	the Target Share Charge;

(e)	the BVI Co Share Charge;

(f)	the Equity Pledge;

(g)	the PE Investor Equity Pledge (if required pursuant to the terms hereof);

(h)	the Charge over Account;

(i)	the Account Agreement;

(j)	any other document evidencing or creating security over any asset to secure any obligation of any Obligor to the Finance Parties under the Finance Documents; or

(k)	any other document designated as such by both the Facility Agent and the Borrower in writing.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 10 (Interest Periods).

“Signing Date” means the date of this Agreement.

“Sponsors” means the Personal Obligor and the Holdco Sponsors, who together immediately before entering into the Holdco Share Charge beneficially and legally own the entire Equity Interest of the Holdco except for any ordinary shares held by the PE Investor or the PE Investor Subsidiary (as the case may be) and “Sponsor” means each or any of them as the context may require.

“Structuring Work Fee and Upfront Fee Letter” means the structuring work fee and upfront fee letter between the Lead Arranger and the Borrower dated on or about the Signing Date in the Agreed Form.

“Subordinated Indebtedness” means Financial Indebtedness of any Group Member which is subordinated to Financial Indebtedness under the Finance Documents on terms reasonably satisfactory to the Lenders.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation;

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation;

(d)	more than fifty per cent. (50%) of the economic interest of which is held by the first mentioned company or corporation through any VIE Structure; or

(e)	whose financial statements are consolidated into the financial statements of the first mentioned company under applicable accounting conventions.

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Target” means 3SBio Inc., an exempted company incorporated in the Cayman Islands with limited liability whose registered office is at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands.

“Target Group” means the Target and each of its Subsidiaries in each case for the time being and “Target Group Member” means any of those persons.

“Target Share Charge” means the charge (incorporating the assignment of dividends) to be executed by the Borrower as chargor in favour of the Intercreditor Agent in respect of the Equity Interests of the Target (as the surviving corporation in the Acquisition) held by the Borrower at that time in the Agreed Form.

“Target Shares” means Equity Interest of the Target other than those shares of the Target that will be cancelled in accordance with Section 2.1(c) (Cancellation of Shares) of the Acquisition Agreement or any shares of the Target for which the owner has exercised appraisal rights pursuant to Section 238 of the Cayman Companies Law.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Top Products” means Erythropoietin (EPO) and Thyroid Peroxidase (TPO).

“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being US$100,000,000 at the date of this Agreement.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being US$85,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being US$15,000,000 at the date of this Agreement.

“Transaction Costs” means all fees (including legal and professional advisory fees), costs and expenses and taxes incurred by the Group and/or the Target Group and/or any person providing debt financing to the Group in connection with the Transaction Documents, including, but not limited to the negotiation, preparation, execution, notarisation and registration of, and any litigation in connection with, the Transaction Documents, in each case, other than the Acquisition Consideration.

“Transaction Documents” means the Finance Documents, the Acquisition Documents and any other document designated as such by the Facility Agent and the Borrower in writing.

“Transaction Security” means any Security granted under the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or otherwise in an Agreed Form.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US Dollars” or “US$” means the lawful currency of United States of America;

“US GAAP” means generally accepted accounting principles in the United States of America.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Loan, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“VIE Documents” means each of the following agreements and documents:

(a)	the purchase agreement entered into by and between the Level-1 Onshore Sub and Mr. Lou Dan dated December 1, 2006;

(b)	the equity pledge agreement (the “VIE Pledge Agreement”), entered into by and between the Level-1 Onshore Sub and Mr. Lou Dan dated January 1, 2007;

(c)	the business cooperation agreement entered into by and among the Target, the Level-1 Onshore Sub and Liaoning Sunshine dated January 1, 2007;

(d)	the voting rights agreement entered into by and among the Level-1 Onshore Sub and Mr. Lou Dan dated December 1, 2006;

(e)	without prejudice to Clause 22.26 (Amendments), as any of the documents in paragraphs (a) to (d) above may be amended, restated, supplemented on otherwise modified from time to time.

(f)	any other document designated as such by both the Facility Agent and the Borrower in writing; and

(g)	all ancillary documents related to any of the foregoing.

“VIE Entities” means Liaoning Sunshine and its Subsidiaries from time to time prior to the VIE Termination and “VIE Entity” means any of them.

“VIE Structure” means the structure evidenced by the VIE Documents.

“VIE Termination” means the termination of the VIE Documents provided that upon termination of any VIE Document, none of the parties to the VIE Documents shall have any claim against any Obligor under or in connection with the VIE Documents.

1.2	Construction

	(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)

the “Facility Agent”, the “Security Agent”, the “Intercreditor Agent”, any “Arranger”, any “Finance Party”, any “Lender”, the “Borrower”, any “Obligor”, any “Group Member”, any “Borrower Group Member”, any “Target Group Member”, any “VIE Entity” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

		(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)

a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated (with respect to any Transaction Document, only to the extent permitted by the terms of the Finance Documents);

		(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)

a Lender’s “participation” in a Loan or an Unpaid Sum includes an amount (in the currency of a Loan or such Unpaid Sum) representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of such Loan or such Unpaid Sum and the Lender’s rights under this Agreement in respect thereof;

(vi)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vii)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

		(viii)	a provision of law is a reference to that provision as amended or re-enacted;

		(ix)	“desirable” means desirable for a person acting reasonably;

(x)	a time of day is a reference to Hong Kong time; and

(xi)	“it” and “its” shall include “he”, “she”, “him”, “her”, “his” or “hers” as the context requires.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(e)

Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Lender’s spot rate of exchange for the purchase of the specified currency with that other currency at or about 11:00 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

SECTION 2
THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrower:

(a) a US Dollar term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

(b) a US Dollar term loan facility in an aggregate amount equal to the Total Facility B Commitments.

2.2	Finance Parties’ rights and obligations

(a)

The obligations of the Finance Parties under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of the Finance Parties under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c) A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The proceeds of the Facilities shall be applied towards financing the completion of the Acquisition, including:

(a) towards payment of part of the Acquisition Consideration;

(b) towards payment of the Transaction Costs; and

(c) towards payment of any fees described in Clause 12 (Fees).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in and appearing to comply with the requirements of Part I of Schedule 2 (Conditions Precedent). The Facility Agent shall notify the Borrower and the Lenders promptly upon receiving such documents and other evidence.

4.2	Further conditions precedent

	(a)	Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if:

(i)

on the date of the Utilisation Request and the Utilisation Date (in respect of paragraphs (A) and (B) below) and in the case of the Utilisation Date (in respect of paragraphs (A), (B), (C) and (D) below):

			(A)	no Major Default is continuing or would result from the proposed Loan;

(B)

all the Major Representations are true, provided the representation or warranty (1) in paragraph (c) of Clause 19.4 (Non-conflict with other obligations) shall be true unless the relevant facts or circumstances would be expected to have a Material Adverse Effect, and (2) in Clause 19.15 (No proceedings pending or threatened) shall be true unless the relevant facts or circumstances would be expected to prevent or substantially delay the completion of the Acquisition;

			(C)	since the date of the Acquisition Agreement, no Closing MAE has occurred or is then continuing; and

(D)

the Facility Agent has received evidence in form and substance reasonably satisfactory to it that the Borrower has sufficient funds to apply towards funding of the Acquisition Consideration such evidence being (1) first, the irrevocable wire transfers in the amount of no more than US$80,000,000 made by the Target to the Paying Agent and (2) second, the irrevocable wire transfers in an aggregate amount of at least US$133,000,000 made by the PE Investor or the PE Investor Subsidiary (as the case may be) to the Paying Agent, and that such amounts, together with the proceeds of the Facilities, will be applied towards funding of the Acquisition Consideration in accordance with the Funds Flow Statement; and

(ii)

the Borrower has, no later than the Business Day prior to the first Utilisation Date, provided a written undertaking from the PE Investor in form and substance satisfactory to be agreed upon by the Facility Agent (acting reasonably) for the PE Investor to undertake to provide contingent funding in order to meet any potential additional costs and expenses that may be incurred in connection with the Acquisition; and

(iii)

if the proposed Utilisation Date falls within four (4) Months after the date of this Agreement, the Facility Agent shall have received a written notice signed by a director or an authorised signatory of the Borrower with details of the proposed Utilisation Date, the Facility to be utilised and the Amount of such Loan to be made (the “Proposed Utilisation Notice”) not later than the thirtieth (30th ) day before the proposed Utilisation Date.

(b)

During the Availability Period (save in circumstances where, pursuant to paragraph (a) above, no Lender is obliged to comply with Clause 5.4 (Lenders’ participation) and subject as provided in Clause 7.1 (Illegality) and unless a Change of Control has occurred), no Lender shall be entitled to:

	(i)	cancel any of its Commitments;

(ii)

rescind, terminate or cancel this Agreement or any Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent that to do so would prevent or limit the making of the Utilisation;

	(iii)	refuse to make the Utilisation;

	(iv)	exercise any right of set-off or counterclaim in respect of the Utilisation to the extent that to do so would prevent or limit the making of the Utilisation; or

(v)

cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent that to do so would prevent or limit the making of the Utilisation, provided that immediately upon the expiry of the Availability Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Availability Period.

4.3	Conditions subsequent

(a)

The Borrower shall ensure that the following documents, each certified by it in a manner reasonably satisfactory to the Facility Agent, are delivered to the Facility Agent within seven (7) Business Days from the first Utilisation Date under Facility A:

(i)	a copy of the Certificate of Merger;

(ii)	evidence that the new directors of each Obligor have been appointed according to the Acquisition Agreement; and

(iii)

a copy of the resolution of the new directors of each Obligor referred to in paragraph (ii) above, approving, authorising and/or ratifying all actions taken on behalf of the relevant Obligor in accordance with, and with respect to the transactions contemplated by, the Finance Documents.

Upon receiving such document and provided that each of the Finance Documents (save as those Security Documents required to be delivered pursuant to paragraphs (b) and (d) of Clause 4.3 (Conditions subsequent)) are dated and are in full force and effect, the Facility Agent shall promptly issue the Funds Release Instruction to the Paying Agent for it to forthwith apply the proceeds of each Loan in accordance with the Acquisition Agreement.

(b)	The Borrower shall deliver the following Security Documents duly executed and delivered by all parties thereto to the Facility Agent:

(i)

within fourteen (14) days from the first Utilisation Date under Facility A, the Target Share Charge over the Equity Interests of the Target held by the Borrower at that time and the BVI Co Share Charge (together with all ancillary documents relating thereto);

	(ii)	within thirty (30) days from the first Utilisation Date under Facility A, the Charge over Account; and

	(iii)	evidence reasonably satisfactory to the Facility Agent as soon as practicable that:

		(A)	the particulars of the security interest created pursuant to the Target Share Charge have been entered into the annotated register of members of the Target and the register of charges of the Borrower;

(B)

the particulars of the security interest created pursuant to the BVI Co Share Charge have been entered into the annotated register of members of the BVI Co and the register of charges of the Target; and

		(C)	the particulars of the Charge over Account have been filed with the Registrar of Corporate Affairs of the British Virgin Islands.

(c)	Within ninety (90) days from the first Utilisation Date under Facility A, the Borrower shall deliver to the Facility Agent:

	(i)	a duly executed loan agreement in the Agreed Form in respect of the CITIC Onshore Facility; and

	(ii)	evidence that the CITIC Onshore Security has been perfected.

(d)	Within one hundred and twenty (120) days from the first Utilisation Date under Facility A, the Borrower shall deliver to the Facility Agent:

	(i)	the duly executed Equity Pledge; and

(ii)	evidence reasonably satisfactory to the Facility Agent that:

	(A)	the approval of the Equity Pledge issued by MOFCOM has been obtained;

	(B)	the registration of the Equity Pledge with SAIC has been obtained;

	(C)	the Equity Pledge has been recorded on the shareholder’s register of the Level-1 Onshore Sub whose equity interest is being pledged; and

	(D)	the particulars of the Equity Pledge have been filed with the Registrar of Corporate Affairs of the British Virgin Islands.

(e)

Within one hundred and twenty (120) days after the occurrence of a Convertible Notes Exchange, the Borrower shall procure the PE Investor or the PE Investor Subsidiary (as the case may be) to deliver the following Security Documents duly executed and delivered by the PE Investor or the PE Investor Subsidiary (as the case may be):

	(i)	the duly executed PE Investor Equity Pledge; and

	(ii)	evidence reasonably satisfactory to the Facility Agent that:

		(A)	the approval of the PE Investor Equity Pledge issued by MOFCOM has been obtained;

		(B)	the registration of the PE Investor Equity Pledge with SAIC has been obtained;

		(C)	the PE Investor Equity Pledge has been recorded on the shareholder’s register of the Level-1 Onshore Sub whose equity interest is being pledged; and

(D)

the PE Investor Equity Pledge has been filed with the relevant companies registry on the jurisdiction of incorporation or establishment of the PE Investor or the PE Investor Subsidiary (as the case may be).

4.4	Maximum number of Loans

	(a)	The Borrower may not deliver a Utilisation Request if, as a result of the proposed Utilisation, more than five (5) Facility A Loans or more than five (5) Facility B Loans would be outstanding.

	(b)	The Borrower may not request that a Loan be divided if, as a result of the proposed division, more than five (5) Facility A Loans or more than five (5) Facility B Loans would be outstanding.

SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facilities by delivery to the Facility Agent of a duly completed Utilisation Request not later than 10:00 a.m. (Hong Kong time) two (2) Business Days before the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

	(a)	Each Utilisation Request for a Loan under any Facility is irrevocable and will not be regarded as having been duly completed unless:

		(i)	it identifies the Facility to be utilised;

		(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

		(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

		(iv)	the proposed Interest Period of each such Loan complies with Clause 10 (Interest Periods).

	(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a) The currency specified in a Utilisation Request must be US Dollars.

(b)

The amount of the proposed Loan under any Facility must be an amount which is not more than the Facility A Available Facility (in the case of Facility A) or the Facility B Available Facility (in the case of Facility B) and in each case which is in integral multiples of US$1,000,000 (or such other amount that the Lender may otherwise agree).

5.4	Lenders’ participation

(a)

If the conditions set out in Clause 4 (Conditions of Utilisation) and 5.1 (Delivery of a Utilisation Request), 5.2 (Completion of a Utilisation Request) 5.3 (Currency and amount) above have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)

The amount of each Lender’s participation in each Loan under any Facility will be equal to the proportion borne by its Available Commitment for such Facility to the Available Facility for such Facility immediately prior to making such Loan.

(c)

The Facility Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan not later than 11:00 a.m. Hong Kong time two (2) Business Days prior to the proposed Utilisation Date.

5.5	Cancellation of Available Facility

On the expiry of the Availability Period in respect of a Facility, the Available Commitment (if any) of each Lender in respect of such Facility shall be immediately cancelled at close of business in Hong Kong on the last day of the Availability Period and automatically reduced to zero.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of the Facility A Loans

(a)

On each Repayment Date (other than the Final Repayment Date for Facility A), the Borrower shall repay Facility A in an amount that reduces the aggregate amount of all Facility A Loans by an amount equal to the relevant percentage (set out in the table below beside such Repayment Date) of all Facility A Loans as at the close of business in Hong Kong on the last day of the Facility A Availability Period:

Repayment Date	Repayment Instalments
The date falling 12 Months after the first Utilisation Date under Facility A	10%
The date falling 24 Months after the first Utilisation Date under Facility A	30%

(b)	On the Final Repayment Date for Facility A, the Borrower shall repay the Facility A Loans in full.

6.2	Repayment of the Facility B Loans

The Borrower shall repay all outstanding Facility B Loans in full on the Final Repayment Date for Facility B.

6.3	Repayment of Loans

All payments made under Clauses 6.1 (Repayment of the Facility A Loans) and 6.2 (Repayment of the Facility B Loans) shall be made together with accrued interest and all other amounts accrued or outstanding under this Agreement.

6.4	Reborrowing

The Borrower may not reborrow any part of a Facility which is repaid.

7.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)

the Borrower shall repay that Lender’s participation in each Loan on the last day of the Interest Period for such Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary Prepayment of Loans

(a)

The Borrower may, if it gives the Facility Agent not less than fifteen (15) Business Days’ prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of that Loan by a minimum amount of US$10,000,000).

	(b)	A Loan may only be prepaid after the last day of the Availability Period for such Facility (or, if earlier, the day on which the Available Facility for such Facility is zero).

	(c)	Any prepayment under this Clause 7.2 shall be applied towards satisfaction of the Borrower’s obligations under Clause 6 (Repayment) as follows:

		(i)	first, in prepayment of all outstanding Facility B Loans; and

		(ii)	second, in prepayment of the Facility A Loans and which shall satisfy the obligations under 6.1 (Repayment of the Facility A Loans) in chronological order.

7.3	Voluntary cancellation

The Borrower may, if it gives the Facility Agent not less than fifteen (15) Business Days’ prior notice, cancel the whole or any part (being a minimum amount of US$10,000,000) of the Available Facility for a Facility provided Facility A may not be cancelled in whole or in part prior to the cancellation in full of Facility B. Any such reduction under this Clause 7.3 shall reduce the Commitments of the Lenders rateably under that Facility.

7.4	Right of prepayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (a) of Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs),

(iii)

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the prepayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Lender’s participation in the relevant Loan.

7.5	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

	(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

	(c)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

	(d)	Any amount prepaid in respect of a Facility may not be redrawn.

	(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

	(f)	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.	MANDATORY PREPAYMENT

8.1	Exit and Currency Event

Upon the occurrence of:

	(a)	a Listing;

	(b)	a Change of Control; or

	(c)	a Currency Event,

the Facilities will be cancelled and all the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

8.2	Cash Sweep

The Borrower shall within one hundred and fifty (150) days after the end of each financial year prepay the Loans in an amount equal to fifty per cent (50%) of, the aggregate amount of the “Net Income after Tax” (as stated in the relevant consolidated financial statements of the Borrower Group) of such financial year less US$30,000,000, in the manner and in the order of application contemplated by Clause 8.4 (Application of mandatory prepayments).

8.3	Equity Redemption, Disposal, Additional Debt, Equity Issuance and Distribution

(a)	For the purposes of this Clause 8.3 and Clause 8.4 (Application of mandatory prepayments):

“Additional Debt Proceeds” means the Net Cash Proceeds of any Financial Indebtedness incurred by any Group Member after the Signing Date other than (i) amounts in respect of any drawdown under, or any permitted refinancing of, the bank facilities referred to in paragraph (d) of the definition of “Permitted Onshore Facilities” in Clause 1.1 (Definitions) or paragraph (b) of Clause 22.17 (Financial Indebtedness), (ii) in respect of any Treasury Transaction and (iii) amount in respect of the issuance of the Convertible Notes.

“Disposal Proceeds” means the Net Cash Proceeds received by any Obligor or any of its Subsidiaries (including any amount receivable in repayment of intercompany debt from the Target to the Borrower) for any sale, lease, licence, transfer, loan or other disposal by that Obligor or that Subsidiary of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) other than any Permitted Disposal.

“Distributions Proceeds” means the Net Cash Proceeds of any dividends and other distributions received by the Borrower or any other Group Member (other than any Operating Company and any Group Member established in the PRC) except for any distributions made pursuant to paragraph (c) of Clause 22.16 (Dividends and share redemption; shareholder loans).

“Equity Issuance Proceeds” means the Net Cash Proceeds received by the Borrower, any Guarantor or the Target in relation to (i) any Qualifying Equity Issuance or (ii) any issue of bonds, convertible bonds or notes (other than the Convertible Notes).

“Equity Redemption Proceeds” means the Net Cash Proceeds received by any Obligor in relation to any capital reduction, share buy-back or equivalent transaction other than any Convertible Notes Issuance or Convertible Notes Exchange.

“Net Cash Proceeds” means the relevant proceeds after deducting: (a) any related reasonable expenses which are incurred by any Group Member to persons who are not members of the Group; and (b) any related Tax incurred and required to be paid by a Group Member.

(b)

The Borrower shall prepay the Loans in an amount equal to the following amounts promptly upon receipt thereof, in the manner and in the order of application contemplated by Clause 8.4 (Application of mandatory prepayments):

	(i)	Equity Redemption Proceeds;

	(ii)	Disposal Proceeds;

	(iii)	Additional Debt Proceeds;

	(iv)	Equity Issuance Proceeds; and

	(v)	Distribution Proceeds.

(c)

For the avoidance of doubt, no consideration received by the PE Investor or the PE Investor Subsidiary (as the case may be) for the sale of any shares of the Holdco or the Convertible Notes or the exchange of any Equity Interest of the Level-1 Onshore Sub shall be applied towards mandatory prepayment contemplated under this Clause 8 (Mandatory Prepayment).

8.4	Application of mandatory prepayments

(a)

A prepayment made under Clauses 8.2 (Cash Sweep) and 8.3 (Equity Redemption, Disposal, Additional Debt, Equity Issuance and Distribution) shall be applied towards satisfaction of the Borrower’s obligations under Clause 6 (Repayment) as follows:

		(i)	first, in prepayment of all outstanding Facility B Loans; and

		(ii)	second, in prepayment of the Facility A Loans and which shall satisfy the obligations under 6.1 (Repayment of the Facility A Loans) on a pro rata basis.

	(b)	The Borrower shall give the Facility Agent at least five (5) Business Days’ prior notice before making any prepayment prescribed under Clause 8 (Mandatory Prepayment).

SECTION 5
COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

Subject to Clause 11.2 (Market disruption), the rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a) Margin; and

(b) LIBOR.

9.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on each Interest Payment Date relating to that Loan.

9.3	Default interest

(a)

If an Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraphs (b) and (c) below, two (2) per cent. higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Borrower on demand by the Facility Agent.

(b) If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i) the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii) the rate of interest applying to the Unpaid Sum during that first Interest Period shall be two (2) per cent. higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)

Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

9.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

	(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if a Loan has already been borrowed) in a Selection Notice.

(b)

Each Selection Notice for a Loan is irrevocable and must be delivered to the Facility Agent by the Borrower not later than 10:00 a.m. (Hong Kong time) five (5) Business Days before the first day of the applicable Interest Period.

	(c)	If the Borrower fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will be three (3) Months.

(d)

Subject to this Clause 10, the Borrower may select an Interest Period of one (1), two (2) or three (3) Months or any other period agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders).

	(e)	An Interest Period for a Loan shall not extend beyond the Final Repayment Date for such Loan, and an Interest Period for the Facility A Loan shall not extend beyond a Repayment Date.

	(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period of such Loan.

(g)

In relation to a Loan under a Facility after the first Utilisation under such Facility, the first Interest Period for such Loan shall end on the last day of the then current Interest Period in respect of the existing Loan(s) under such Facility so that all existing Loan(s) in the same Facility shall be consolidated upon the expiry of each Interest Period into a single Loan under such Facility (to the extent not already consolidated in accordance with this paragraph).

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3	Consolidation and division of Loans

(a)

Subject to paragraph (b) below, if the Interest Periods of two or more Loans under the same Facility end on the same date, those Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)

Subject to Clause 4.4 (Maximum number of Loans), if the Borrower requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided into the amounts specified in that Selection Notice, being an aggregate amount equal to the amount of the Loan immediately before its division.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)

Subject to any alternative basis agreed and consented to as contemplated by paragraphs (a) and (b) of Clause 11.3 (Alternative basis of interest or funding), if a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s participation in that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i) the Margin; and

(ii)

the percentage rate per annum notified to the Facility Agent by that Lender, as soon as practicable and in any event not later than five (5) Business Days before interest is due to be paid in respect of that Interest Period (or such later date as may be acceptable to the Facility Agent), as the cost to that Lender of funding its participation in that Loan from whatever source(s) it may reasonably select.

(b)

In relation to a Market Disruption Event under paragraph (c)(ii) below, if the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above shall be less than LIBOR or if a Lender shall fail to notify the Facility Agent of any such percentage rate per annum, the cost to that Lender of funding its participation in the relevant Loan for the relevant Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

(c)	In this Agreement “Market Disruption Event” means:

(i)

at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available or the Screen Rate is zero or negative and no Reference Bank supplies a rate to the Facility Agent to determine LIBOR for US Dollars for the relevant Interest Period; or

(ii)

at 5:00 p.m. on the Business Day immediately following the Quotation Day for the relevant Interest Period, the Facility Agent holds one or more Market Disruption Notifications in respect of that Interest Period from a Lender or Lenders the sum of whose participations in the relevant Loan exceeds thirty-five per cent. (35%) of that Loan.

(d)	If a Market Disruption Event shall occur, the Facility Agent shall promptly notify the Lenders and the Borrower thereof.

11.3	Alternative basis of interest or funding

(a)

If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b) Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(c)

For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

11.4	Break Costs

(a)

The Borrower shall, within five (5) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)

Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue, which certificate shall also set forth calculations as to the quantification of such Break Costs.

12.	FEES

12.1	Commitment fee

	(a)	Subject to paragraph (b) below:

(i)

the Borrower shall pay to the Facility Agent (for the account of each Lender) a commitment fee equal to zero point seven five per cent. (0.75%) per annum calculated daily on the undrawn amount of the aggregate Commitment of such Lender during the Availability Period; and

(ii)

the accrued commitment fee is payable in arrears (A) (x) on the date falling three (3) Months after the Signing Date and (y) on the last date of each successive three (3) Month period thereafter, provided, in each case, such dates fall within the Availability Period; (B) on the last day of the Availability Period; and (C) if any Facility is cancelled in full, on the cancelled amount of the relevant Lender’s Commitment of such Facility at the time the cancellation is effective.

	(b)	During a period which is within the first four (4) Months after the Signing Date (the “Interim Period”),

(i)

if the Facility Agent has received the Proposed Utilisation Notice and Utilisation of the Proposed Loan Amount is made on or within seven (7) days after the Proposed Utilisation Date, then no commitment fee shall accrue and be payable for the period from the Signing Date to the end of the Interim Period;

(ii)

if the Facility Agent has received the Proposed Utilisation Notice and Utilisation of the Proposed Loan Amount is made after seven (7) days after the Proposed Utilisation Date, then the commitment fee shall accrue on the Proposed Loan Amount from the earlier of (A) the proposed Utilisation Date and (B) the date immediately after the Interim Period, and be payable in accordance with paragraph (a) above;

(iii)

if the Facility Agent has not received the Proposed Utilisation Notice and the Borrower has delivered a Utilisation Request in accordance with Clause 5.1 (Delivery of a Utilisation Request), then a commitment fee shall accrue and be payable in accordance with paragraph (a) above;

(iv)	if the Facility Agent has not received the Proposed Utilisation Notice and no Utilisation was made within the Interim Period, then no commitment fee shall accrue or be payable;

(v)	if any Facility is cancelled in accordance with the terms of this Agreement within the Interim Period, then no commitment fee shall accrue or be payable; and

(vi)

if any Facility is cancelled in accordance with the terms of this Agreement after the Interim Period, then the commitment fee shall accrue from the date immediately after the Interim Period and be payable in accordance with paragraph (a) above.

12.2	Structuring Work Fee and Upfront fee

The Borrower shall pay to the Lead Arranger a structuring work fee and an upfront fee in the amount and at the time agreed in the Structuring Work Fee and Upfront Fee Letter.

12.3	Agency Fee

The Borrower shall pay to the Facility Agent, the Security Agent and the Intercreditor Agent for their own accounts an agency fee in the amount and at the time agreed in the Agency Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS-UP AND INDEMNITIES

13.1	Definitions

	(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

	(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)

All payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)

The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from such Obligor shall be increased to an amount (or the Borrower shall as a separate obligation pay an amount) which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

If an Obligor is required to make a Tax Deduction that Obligor shall (and, if applicable, the Borrower shall procure such Obligor to) make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall (and, if applicable, the Borrower shall procure such Obligor to) deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

(a)

Without prejudice to Clause 13.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within five (5) days of demand of the Facility Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

	(b)	Paragraph (a) above shall not apply with respect to any Tax assessed on the Lender:

(i)

any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated; or

(ii)

any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located.

	(c)	A Finance Party intending to make a claim under paragraph (a) shall notify the Facility Agent of the event giving rise to the claim, whereupon the Facility Agent shall notify the Borrower thereof.

	(d)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Facility Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

	(a)	a Tax Credit is attributable to that Tax Payment; and

	(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Stamp taxes

The Borrower shall:

(a) pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, and

(b)

within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

13.6	Indirect tax

(a)

All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)

Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

14.	INCREASED COSTS

14.1	Increased costs

(a)

Subject to Clause 14.3 (Exceptions) the Borrower shall, within five (5) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms “law” and “regulation” in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b) In this Agreement “Increased Costs” means:

(i) a reduction in the rate of return from any Facility or on the Finance Party’s (or its Affiliates’) overall capital;

(ii) an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by such Finance Party of any of its obligations under any Finance Document or any participation of such Finance Party in any Loan or Unpaid Sum.

14.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

	(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs and a reasonable explanation of such costs.

14.3	Exceptions

	(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i) attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)

compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied); or

(iii) attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

	(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

		(i)	making or filing a claim or proof against that Obligor; or

		(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within five (5) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall, within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

	(a)	the occurrence of any Event of Default;

	(b)	investigating any event which it reasonably believes is a Default;

(c)

any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under the Finance Documents (other than by reason of wilful default or gross negligence by that Finance Party);

	(d)	a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency;

(e)

funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of wilful default or gross negligence by that Finance Party); or

	(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Agents

The Borrower shall promptly indemnify the Agents against any cost, loss or liability incurred by an Agent (acting reasonably) as a result of:

	(a)	investigating any event which it reasonably believes is a Default; or

	(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.4	Indemnity to the Security Agent

The Borrower shall promptly indemnify the Security Agent and every receiver and delegate against any cost, loss or liability incurred by any of them as a result of:

(a)	the taking, holding, protection or enforcement of any Security created under the Security Documents;

(b)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each receiver and delegate by the Finance Documents or by law; and

(c)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

The Security Agent may, in priority to any payment to the Finance Parties, indemnify itself out of the proceeds realised from the enforcement of any Security created under the Security Documents in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 15.4 and shall have a lien on the Charged Property and the proceeds of the enforcement of the Charged Property for all monies payable to it.

16.	MITIGATION BY THE LENDER

16.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

	(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

16.2	Limitation of liability

	(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

	(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.3	Conduct of business by the Finance Parties

No provision of this Agreement will:

	(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

	(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrower shall within five (5) Business Days on demand pay each Finance Party the amount of all costs and expenses (including agreed legal fees) reasonably incurred by it in connection with the publicity relating to the Facilities and the negotiation, preparation, printing, execution and syndication of:

(a) this Agreement and any other documents referred to in this Agreement; and

(b) any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 30.9 (Change of currency), the Borrower shall, within five (5) Business Days of demand, reimburse each Finance Party for the amount of all costs and expenses (including agreed legal fees) reasonably incurred by that Finance Party in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Borrower shall within five (5) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including any agreed legal fees) incurred by that Finance Party in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceeding instituted by or against that Finance Party as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7
GUARANTEE

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a) guarantees to each Finance Party punctual performance of the Guaranteed Obligations by each other Obligor;

(b)

undertakes with each Finance Party that whenever any Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

undertakes with each Finance Party that, if any amount which would otherwise be claimed by such Finance Party under paragraph(s) (a) and/or (b) above is for any reason not recoverable thereunder on the basis of a guarantee, each Guarantor shall as a principal debtor and primary obligor indemnify such Finance Party immediately on demand against any cost, loss or liability which such Finance Party may incur or suffer as a result of any Obligor not paying any amount when (if such amount were recoverable from such Obligor) it would have been due under or in connection with any Finance Document; and the amount payable by each Guarantor under this indemnity shall not exceed the amount it would have had to pay under paragraph(s) (a) and/or (b) above if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If for any reason (including, without limitation, as a result of insolvency, breach of fiduciary or statutory duties or any similar event):

(a) any payment to a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided, reduced or required to be restored, or

(b)

any discharge, compromise or arrangement (whether in respect of the obligations of any Obligor or any security for any such obligation or otherwise) given or made wholly or partly on the basis of any payment, security or other matter which is avoided, reduced or required to be restored, then:

(c)	the liability of each Obligor shall continue (or be deemed to continue) as if the payment, discharge, compromise or arrangement had not occurred; and

(d)	each Finance Party shall be entitled to recover the value or amount of that payment or security from each Obligor, as if the payment, discharge, compromise or arrangement had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause 18, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

	(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

	(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any Group Member;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

	(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

	(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

	(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

	(g)	any insolvency or similar proceedings; or

	(h)	this Agreement or any other Finance Document not being executed by or binding upon any other party.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

	(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.6.

18.7	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor may exercise or otherwise enjoy the benefit of any right which it may have by reason of performance by it of its obligations under the Finance Documents:

	(a)	to be indemnified by the Borrower;

	(b)	to claim any contribution from any other guarantor of or provider of security for the Borrower’s obligations under the Finance Documents;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity) (except for any proceedings brought to preserve rights against such Obligor and which do not prejudice the right of any Finance Party under the Finance Documents or against any Obligor);

	(e)	to exercise any right of set-off against any Obligor; and/or

	(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If any Guarantor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be paid in full) on trust for the Finance Parties, and shall promptly pay or transfer the same to the Finance Parties. For the avoidance of doubt, nothing in this Clause 18.7 shall restrict any Guarantor from exercising or enjoying the benefit of its right after (i) all Guaranteed Obligations have been unconditionally and irrevocably paid and discharged in full in accordance with the terms of the Finance Documents, and (ii) no Lender has any further obligation (whether actual or contingent) to make advances or provide other financial accommodation under this Agreement.

18.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.9	Guaranteed Obligations

Notwithstanding anything to the contrary herein, the Guaranteed Obligations of the Holdco shall be full-recourse to the Holdco but limited to the amounts received by the Finance Parties in connection with any exercise of the rights of the Finance Parties under the Borrower Share Charge, provided the foregoing shall not in any way limit the ability of the Finance Parties to make a claim against the Holdco for the full amount of the Guaranteed Obligations.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

19.1	General

(a)

Except for Clause 19.27 (Acquisition Documents, disclosures and other Documents) where the representation and warranty thereunder are made by the Borrower and the Merger Sub only, each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party.

19.2	Status

(a)

Each Corporate Obligor is a corporation, duly incorporated or established and validly existing and in good standing (if applicable) under the laws of its jurisdiction of incorporation or establishment.

(b) Each Corporate Obligor has the power to own its assets and carry on its business as it is being conducted.

(c) Each Sponsor is:

(i) not a minor and is of legal age to enter into and be bound by the provisions of the Holdco Share Charge; and

(ii) of sound mind,

19.3	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

19.4	Non-conflict with other obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a) any law or regulation applicable to it;

(b) (in the case of each Corporate Obligor) its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

19.5	Power and authority

(a)

Each Corporate Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)

No limit on any Corporate Obligor’s powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

19.6	Validity and admissibility in evidence

All Authorisations required or desirable:

(a) to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b) to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.7	Governing law and enforcement

Subject to the Legal Reservations:

(a) the choice of governing law of the Finance Documents to which each Corporate Obligor is a party will be recognised and enforced in its jurisdiction of incorporation; and

(b) any judgment obtained in relation to a Finance Document to which each Obligor is a party will be recognised and enforced in its jurisdiction of incorporation.

19.8	No filing or stamp taxes

Save for as specifically referred to in the legal opinions delivered pursuant to Clause 4 (Conditions of Utilisation), under the laws of each Corporate Obligor’s jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9	Deduction of Tax

No Obligor is required to make any deduction for or on account of Tax from any payment made under any Finance Document to which it is party.

19.10	No default

	(a)	No Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Group Member or to which its (or any of its Subsidiaries’) assets are subject which has or might reasonably be expected to have a Material Adverse Effect.

19.11	No misleading information

	(a)	Any factual information provided by any Obligor to the Lenders was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it was stated.

	(b)	Any financial projections provided to the Lenders by any Obligor were prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)

Nothing has occurred or been omitted from the information provided by any Obligor to the Lenders and no information has been given or withheld that results in such information being untrue or misleading in any material respect.

	(d)	all information supplied by any Obligor to the Lenders is true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect.

19.12	Original Financial Statements

(a)

The Original Financial Statements were prepared in accordance with the Applicable GAAP consistently applied unless expressly disclosed to the Lenders in writing to the contrary before the date of this Agreement.

	(b)	The Original Financial Statements give a true and fair view of the Target’s consolidated financial condition and results of operations during the relevant financial year.

	(c)	There has been no change in the Target’s assets, business or financial condition since the date of Original Financial Statements that has had a Closing MAE.

	(d)	Each set of financial statements delivered pursuant to Clause 20.1 (Financial statements):

(i) have been prepared in accordance with the Applicable GAAP as applied to the Original Financial Statements; and

(ii)

give a true and fair view of (if audited) or fairly present (if unaudited) its financial condition as at the end of, and results of operations for, the period to which they relate (consolidated where applicable).

(e)

Since the date of the most recent financial statements delivered pursuant to Clause 20.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of the Borrower Group or any Guarantor that has had a Closing MAE.

19.13	Ranking

(a)

Payment obligations of each Obligor under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except in the case of any Corporate Obligor for obligations mandatorily preferred by law in its place of incorporation applying to companies generally.

(b)

Each Security created pursuant to the Finance Documents has or will have the ranking in priority which it is expressed to have in the relevant Finance Documents and it is not subject to any prior ranking or pari passu ranking Security.

19.14	No immunity

	(a)	Each of the Obligors is subject to civil and commercial law with respect to its obligations under the Finance Documents.

	(b)	The entry into and performance by each Obligor of the Finance Documents to which it is a party constitute private and commercial acts.

	(c)	None of the Obligors nor any of their respective assets enjoy any right of immunity from set-off, suit, execution, attachment or legal process.

19.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, would reasonably be expected to have a Material Adverse Effect have, to the best of its knowledge and belief after having made due and careful enquiry, been started or threatened against any Obligor or any other Group Member or its assets.

19.16	No breach of laws

	(a)	No Obligor or any other Group Member has breached any law or regulation which breach has or might reasonably be expected to have a Material Adverse Effect.

(b)

No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any Obligor or any other Group Member which have or might reasonably be expected to have a Material Adverse Effect.

19.17	Environmental laws

(a)

Each Group Member is in compliance with Clause 22.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or might reasonably be expected to have a Material Adverse Effect.

(b)

No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any Group Member where that claim has or might reasonably be expected, if determined against that Group Member, to have a Material Adverse Effect.

19.18	Taxation

	(a)	No Obligor or any other Group Member is materially overdue in the filing of any Tax returns or overdue in the payment of any amount of Tax.

(b)

To the best knowledge of each Obligor (after due and careful enquiry), no claims or investigations are being, or are reasonably likely to be, made or conducted against any Group Member with respect to Taxes.

	(c)	Each Corporate Obligor and any other Group Member is resident for Tax purposes only in the jurisdiction of its incorporation.

19.19	Holding Companies

	(a)	Subject to paragraph (b) below, no Group Member trades, carries on any business or owns any assets or incurs any liabilities except for:

		(i)	the provision of administrative services (excluding treasury services) to other Group Members of a type customarily provided by a holding company to its Subsidiaries;

		(ii)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts and cash; or

		(iii)	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company.

	(b)	Paragraph (a) does not apply to:

		(i)	any Operating Company; and

		(ii)	Ascentage Pharma and its Subsidiaries, from the time of the acquisition of the entire Equity Interest of Ascentage Pharma by any Group Member.

19.20	Dormant Companies

(a) Each of the following entities will no longer be engaged in any business operations at the time of dissolution:

(i) 3SBio LLC US Assets Series;

(ii) Taizhou Huansheng Investment Management Company Limited; and

(iii) Taizhou Huansheng Healthcare Investment Center, LLP.

(b) China Sansheng is not engaged in any business operations as at the date of this Agreement.

19.21	Good title to assets

Except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, each Group Member has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

19.22	Shares

The shares of each Group Member are validly issued and fully paid.

19.23	Intellectual Property

Each Group Member:

(a)

is the sole legal and beneficial owner of or has had licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business;

(b)

does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which, if subject to dispute and adversely determined, has or might reasonably be expected to have a Material Adverse Effect; and

(c) has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it,

unless, in each case, failure to do so, individually or in aggregate, does not have or would not be reasonably be expected to have a Material Adverse Effect.

19.24	Group Structure Chart

(a) Assuming the Acquisition Effective Time has occurred, the Group Structure Chart is true, complete and accurate in all material respects and shows the following information:

(i)

each Group Member and each Target Group Member, including current name and company registration number, its jurisdiction of incorporation and/or establishment, a list of shareholders and indicating whether a company is a dormant subsidiary or is not a company with limited liability;

(ii)

all minority interests in any Group Member or Target Group Member and any person in which any Group Member or Target Group Member holds shares in its issued share capital or equivalent ownership interest of such person; and

(iii)	the VIE Structure (prior to the VIE Termination).

(b)

All necessary intra-Group loans, transfers, share exchanges and other steps resulting in the Group structure immediately following the Acquisition Effective Time are set out in the Group Structure Chart and have been or will be taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.

19.25	Insurance

(a)

Insurances have been maintained in relation to the business and assets of the Group against those risks and to the extent usually insured by prudent companies located in the same or similar location and carrying on a similar business.

(b) All insurances of the Group are with reputable independent insurance companies or underwriters.

19.26	Pensions

Each Group Member is in compliance with all obligations in respect of pensions operated by or maintained for the benefit of the Group in any respect where failure to do so comply has or might reasonably be expected to have a Material Adverse Effect.

19.27	Acquisition Documents, disclosures and other Documents

(a) The Acquisition Documents contain (or following execution, will contain) all the terms of the Acquisition and remain effective.

(b)

No default under the Acquisition Documents is continuing or is reasonably likely to result from the making of a Loan or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(c) To the best of its knowledge (having made reasonable commercial enquiry), no representation or warranty given by any party to the Acquisition Documents is untrue or misleading in any material respect.

19.28	Margin Stock

Neither the making of any Utilisation nor the use of the proceeds of any Loan will violate or be inconsistent with the provisions of U.S. Regulation T, U or X of the Board of Governors of the Federal Reserve System from time to time in effect or any successor to all or a portion thereof.

19.29	Investment Company Act

No Obligor (other than the Personal Obligor), nor any of its Subsidiaries, is an “investment company”, or is “controlled” by an “investment company”, within the meaning of the U.S. Investment Company Act of 1940, as amended.

19.30	Use of proceeds

The proceeds of each Loan shall be applied for a purpose permitted by law and the terms of the Finance Documents.

19.31	VIE

(a) The financial statements of each VIE Entities are consolidated in the Original Financial Statements.

(b) All material Authorisations necessary for the conduct of the business, trade and ordinary activities of each VIE Entity have been obtained or effected and are in full force and effect.

19.32	Times when representations made

(a) All the representations and warranties in this Clause 19 are made by each Obligor on the Signing Date and the Acquisition Closing Date.

(b)

The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period (except that those contained in paragraphs (a) to (c) of Clause 19.12 (Original Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

(c)

Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Total Commitment is in force.

20.1	Financial statements

The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)

as soon as they are available, but in any event within one hundred and twenty (120) days after the end of each of their respective financial years the audited consolidated financial statements of the Borrower Group for that financial year; and

(b)

as soon as they are available, but in any event within ninety (90) days after the end of each half of each of their respective financial years the unaudited consolidated financial statements of the Borrower Group for that financial half year.

20.2	Provision and contents of Compliance Certificates

(a)

The Borrower shall supply to the Facility Agent, with each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) a Compliance Certificate which shall, amongst other things, set out:

		(i)	(in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants); and

(ii)

where there has been any change in the structure of the Group or the Target Group since the provision of the last Group Structure Chart, an updated Group Structure Chart setting out the structure of the Group or the Target Group as at the date of the delivery of such Group Structure Chart.

	(b)	Each Compliance Certificate shall be signed by one (1) director of the Borrower.

20.3	Requirements as to financial statements

(a)

Each set of financial statements delivered by the Borrower pursuant to Clause 20.1 (Financial statements) shall be certified by one (1) director of the Borrower as giving a true and fair view of (in the case of annual Financial Statements for any financial year), or fairly representing (in other cases), the financial condition and operations (consolidated where applicable) of the relevant companies as at the date as at which those financial statements were drawn up.

(b)

The Borrower shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using the Applicable GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the relevant Original Financial Statements unless, in relation to any set of financial statements, (i) it notifies the Facility Agent that there has been a change in such Applicable GAAP, accounting practices or reference periods; and (ii) the relevant Auditors deliver to the Facility Agent a description of any change necessary for those financial statements to reflect such Applicable GAAP, accounting practices or reference periods upon which the relevant Original Financial Statements were prepared.

For the purposes of this Agreement, any change in the Applicable GAAP made in accordance with this paragraph (b) shall apply to the definition of Applicable GAAP as set out at Clause 1.1 (Definitions) at any time following such change (and until any subsequent change in the Applicable GAAP in accordance with this Clause 20.3).

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)

If the Facility Agent wishes to discuss the financial position of any Group Member with the relevant Auditors, the Facility Agent may notify the Borrower, stating the questions or issues which the Facility Agent wishes to discuss with the Auditors. In this event, the Borrower must ensure that such Auditors are authorised (at the expense of the Borrower):

	(i)	to discuss the financial position of that Group Member with the Facility Agent with respect to such questions and issues; and

	(ii)	to disclose to the Facility Agent any information which the Facility Agent may reasonably request with respect to such questions and issues.

20.4	Information: miscellaneous

The Borrower shall supply to the Facility Agent (in sufficient copies for all the Finance Parties, if the Facility Agent so requests):

	(a)	all documents dispatched by each Corporate Obligor to its creditors generally, or to its shareholder(s), in each case at the same time as they are dispatched;

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Member, and which, if adversely determined, might reasonably be expected to have a Material Adverse Effect; and

	(c)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any Target Group Member.

20.5	Notification

	(a)	The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)

Promptly upon a request by the Facility Agent, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(c)

If the Personal Obligor ceases (whether by reason of death, retirement at normal retiring age or through ill health or otherwise) to be a director of the Borrower or Level-1 Onshore Sub, the Borrower must as soon as reasonably practicable thereafter notify the Facility Agent.

20.6	“Know your customer” checks

If:

	(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; or

	(b)	any change in the status of the Borrower after the date of this Agreement; or

	(c)	a proposed assignment or transfer by any Lender of its rights and obligations under this Agreement,

obliges the Facility Agent or any Lender or, in the case of paragraph (c) above, any prospective new Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent, supply or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or, in the case of the event described in paragraph (c) above, any prospective new Lender) to carry out and be satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21.	FINANCIAL COVENANTS

21.1	Financial Condition

Unless otherwise agreed in writing by all the Lenders, the Borrower shall ensure that in respect of each Relevant Period for so long as any Facility remains outstanding:

(a) the Total PRC Financial Indebtedness at the end of such Relevant Period shall be less than RMB120,000,000;

(b) the Total Financial Indebtedness at the end of such Relevant Period shall be less than RMB750,000,000;

(c)

the ratio of Consolidated Total Net Debt at the end of each Relevant Period ending on the dates specified below to Consolidated EBITDA for such Relevant Period shall be less than the corresponding ratio specified below:

31 December 2012	2.00:1.00
31 December 2013	1.75:1.00
31 December 2014 and each Relevant Period thereafter	1.50:1.00

(d)

the ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth at the end of the Relevant Period ending on the dates specified below shall be less than the corresponding ratio specified below:

31 December 2012	1.75:1.00
31 December 2013	1.40:1.00
31 December 2014	1.25:1.00
31 December 2015	1.00:1.00

(e)	the ratio of Consolidated EBITDA to Consolidated Interest Expense for such Relevant Period shall exceed 4.0:1.0;

(f)	the Consolidated Tangible Net Worth at the end of such Relevant Period shall exceed RMB700,000,000;

(g)	the Current Ratio at the end of such Relevant Period shall exceed 1.25:1.0; and

(h)	the research and development expenses of the Borrower Group for each Relevant Period shall not exceed 10% of the consolidated gross revenue of the Borrower Group for such Relevant Period.

21.2	Capital Expenditure and Investments

The aggregate principal amount of Capital Expenditure and Investments of the Borrower Group in respect of any financial year shall not exceed (a) RMB150,000,000 each year and (b) RMB350,000,000 for any three (3) years in aggregate, in each case commencing from 1 January 2012 without the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed) unless such Capital Expenditure or Investment has or might reasonably be expected to have a Material Adverse Effect).

21.3	Financial testing

The financial covenants set out in Clause 21.1 (Financial Condition) and Clause 21.2 (Capital Expenditure and Investments) shall be tested by reference to the financial statements and Compliance Certificates delivered pursuant to Clause 20.1 (Financial statements) and Clause 20.2 (Provision and contents of Compliance Certificates) in respect of the Relevant Period.

21.4	Definitions and Interpretation

(a) The capitalized terms set forth below shall have the meanings ascribed to such terms as set forth below solely for the purpose of this Clause 21:

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with the Applicable GAAP, is treated as capital expenditure.

“Consolidated EBITDA” means, for any Relevant Period, the consolidated operating profits of the Borrower Group before taxation for that Relevant Period:

(i)	before deducting any amount attributable to amortisation of goodwill or depreciation of tangible assets;

(ii)	before deducting any Consolidated Finance Charges;

(iii)	before taking into account any items or costs treated as exceptional or extraordinary items; and

(iv)	after deducting the amount of any profit of any Borrower Group Member which is attributable to minority interests,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining the profits of the Borrower Group from ordinary activities before taxation.

“Consolidated Finance Charges” means, for any Relevant Period, the aggregate amount of interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Borrowings whether accrued, paid or payable and whether or not capitalised by any Borrower Group Member in respect of that Relevant Period:

(i)	excluding any such obligations owed to any other Borrower Group Member or the PE Investor or its Affiliate (to the extent subordinated to the terms of this Agreement); and

(ii)	including the interest element of leasing and hire purchase payments.

“Consolidated Interest Expense” means, for any Relevant Period, the total interest expense of the Borrower under the Facilities and interest expense of all other Borrower Group Members in respect of any Borrowings for which they are principally liable for that Relevant Period (calculated without regard to any limitations on the payment thereof and including amortization of debt discount and deferred financing costs, capitalized interest, interest pertaining to any financial lease, interest paid in kind, commitment fees, costs incurred in hedging or terminating any hedging, and letter of credit fees).

“Consolidated Tangible Net Worth” means, with respect to the Borrower Group on a consolidated basis, at any time the aggregate of the amounts paid up or credited as paid up on the issued ordinary share capital of the Borrower and the amount standing to the credit of the reserves of the Borrower Group, including any amount credited to the share premium account, after deducting:

(i)	any debit balance on the consolidated profit and loss account of the Borrower Group;

(ii)	(to the extent included) any amount shown in respect of goodwill (including goodwill arising only on consolidation) or other intangible assets of the Borrower Group;

(iii)	any amount in respect of interests of non-Borrower Group Members in any Borrower Group Member subsidiaries;

(iv)	(to the extent included) any provision for deferred taxation;

(v)	(to the extent included) any amounts arising from an upward revaluation of assets made at any time after 31 December 2012; and

(vi)

any amount in respect of any dividend or distribution declared, recommended or made by any Borrower Group Member to the extent payable to a person who is not a Borrower Group Member and to the extent such distribution is not provided for in the most recent financial statements, and so that no amount shall be included or excluded more than once.

“Consolidated Total Debt” means at any time the aggregate amount of all obligations of the Borrower Group for or in respect of Borrowings but excluding any such obligations to any other Borrower Group Member and so that no amount shall be included or excluded more than once.

“Consolidated Total Liabilities” means at any time the aggregate of all indebtedness which would be treated as a liability of the Borrower Group in accordance with the Applicable GAAP including any amount raised by the issuance of redeemable shares which are redeemable before the Final Repayment Date for Facility A but excluding redeemable shares redeemable solely at the option of the relevant issuer and excluding any indebtedness owed to any other member of the Borrower Group.

“Consolidated Total Net Debt” means the Consolidated Total Debt of the Borrower Group but:

(i)	excluding any such obligations to any other member of the Borrower Group; and

(ii)	deducting the aggregate amount of freely available cash and cash equivalent investments held by any member of the Borrower Group at such time,

and so that no amount shall be included or excluded more than once.

“Current Assets” means, at any time, the aggregate at such time of:

(i)	the cash and cash equivalent investments of the Borrower Group;

(ii)	the debtors and deposits of the Borrower Group payable on demand or within one year from the date of computation (but excluding any amounts due from another member of the Borrower Group); and

(iii)	any other assets of the Borrower Group which would, in accordance with the Applicable GAAP be considered as current assets.

“Current Liabilities” at any time means the aggregate at such time of the obligations of the Borrower Group to pay money on demand or within one year from the date of computation (but excluding any such obligations owed to any member of the Group) and any other obligations of the Borrower Group which would, in accordance with the Applicable GAAP, be considered as a current liability.

“Current Ratio” means the ratio of Current Assets to Current Liabilities.

“Investment” means (a) the lending of money or credit or advances to any person; or (b) the purchase, acquisition of any Equity Interests, obligations or securities of, or the making of any capital contribution to, any other person, in each case, other than to or in respect of an existing Borrower Group Member for the acquisition of the entire Equity Interests of Ascentage Pharma not owned by any Group Member at the Signing Date.

“Relevant Period” means each period of twelve months ending on (a) the last day of the financial year of the Borrower Group or the Target Group (as the case may be); and (b) the last day of the first half of the financial year of the Borrower Group or the Target Group (as the case may be).

“Total Financial Indebtedness” means (without double counting) the aggregate outstanding principal or capital amount of all interest bearing Borrowings owed by the Borrower Group Members (on a consolidated basis) to any person (excluding any such Borrowings owing to any Borrower Group Member).

“Total PRC Financial Indebtedness” means (without double counting) the aggregate outstanding principal or capital amount of all interest bearing Borrowings owed by the Borrower Group Members (on a consolidated basis) established under the laws of the PRC to any person (excluding any such Borrowings owing to any Borrower Group Member).

(b)	Unless otherwise stated therein, all definitions in paragraph (a) above shall be:

(i)	determined and calculated on a consolidated basis with respect to the Borrower Group;

(ii)	be construed in accordance with the Applicable GAAP (if applicable);

(iii)

if applicable, determined and calculated on the basis that the principal amount of the Convertible Notes be treated (1) as having been converted into paid up issued ordinary share capital of the Holdco and (2) not as any Borrowing, debt or liability.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or only Total Commitment is in force.

22.1	Authorisations

Each Obligor shall (and shall ensure that each Group Member will) promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	in the case of paragraphs (i) and (ii) below, supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation:

(i)	to enable it to perform its obligations under the Transaction Documents to which it is party;

(ii)

in the case of Corporate Obligors only, to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document to which it is party; and

(iii)	to carry on its business where failure to do so has or might reasonably be expected to have a Material Adverse Effect.

22.2	Compliance with laws

Each Obligor shall remain in good standing (if applicable) and shall (and shall ensure that each Group Member will) comply in all respects with all laws (including, without limitation, if applicable, all applicable financial assistance legislation) to which it may be subject, if failure so to comply has or might reasonably be expected to have a Material Adverse Effect.

22.3	Environmental compliance

Each Obligor shall (and shall ensure that each Group Member will):

(a) comply with all Environmental Law;

(b) obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c) implement procedures to monitor compliance with and to prevent liability under any Environmental Law.

where failure to do so has or might reasonably be expected to have a Material Adverse Effect.

22.4	Environmental claims

Each Obligor shall, promptly upon becoming aware of the same, inform the Facility Agent in writing of:

(a)	any Environmental Claim which has been commenced or (to the best of such Obligor’s knowledge and belief (after due and careful enquiry)) is threatened against any Group Member; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Group Member,

where the claim, if determined against that Group Member, has or might reasonably be expected to have a Material Adverse Effect.

22.5	Taxation

(a)

Each Obligor shall (and shall ensure that each Group Member will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

		(i)	such payment is being contested in good faith;

		(ii)	adequate reserves are being maintained for those Taxes; and

		(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or might reasonably be expected to have a Material Adverse Effect.

	(b)	No Group Member shall change its residence for Tax purposes.

22.6	Merger

Except for the Acquisition, each Obligor (other than the Personal Obligor) shall not (and shall ensure that no other Group Member will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction without the prior consent of the Majority Lenders, save that no such prior consent shall be required for (a) a Permitted Dissolution, (b) a solvent reorganization or restructuring or (c) a reorganization or restructuring for the purpose of a Listing (including, without limitation, a Convertible Notes Issuance or a Convertible Notes Exchange), and in each case for (b) and (c) only to the extent that the same would not and is not reasonably expected to have a Material Adverse Effect on the business, operations, assets, financial condition or operating results of the Target Group taken as a whole, the ability of any Obligor to perform its obligations under the Finance Documents to which it is a party, or the validity or enforceability of any of the Finance Documents (provided that, the relevant Obligor shall provide the Facility Agent an updated Group Structure Chart promptly following any transaction contemplated by this Clause, and if so requested by the Facility Agent (acting reasonably), with legal opinions in respect of such reorganization or restructuring in form and substance satisfactory to it (acting reasonably)).

22.7	Change of business

Each Obligor shall procure that no substantial change is made to the general nature of the business of the Target Group taken as a whole from that carried on by the Target Group at the date of this Agreement save for any change of business resulting from a Permitted Disposal.

22.8	Dividend Account, Debt Service Reserve Account and Revenue Collection Account

	(a)	The BVI Co shall, prior to the first Utilisation Date, open, and at all times maintain in its own name, the Dividend Account.

(b)

The BVI Co shall, promptly upon receipt, deposit all amounts directly or indirectly distributed by any Onshore Group Member to, and received by it, by way of dividends, intercompany loans or any other means into the Dividend Account and fund from time to time standing to the credit of the Dividend Account shall be held subject to the provisions of the Charge over Account.

	(c)	The Borrower shall procure that the Level-1 Onshore Sub shall:

		(i)	prior to the first Utilisation Date open, and at all times maintain in its own name, the Debt Service Reserve Account and the Revenue Collection Account; and

		(ii)	comply with its obligations under the Account Agreement.

22.9	Negative pledge

Each Obligor shall ensure that, except as permitted under paragraph (d) below:

	(a)	no Group Member shall create or permit to subsist any Security over any of its assets; and

	(b)	no Group Member shall:

		(i)	dispose of any of its receivables on recourse terms;

		(ii)	dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other Group Member;

		(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

		(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset. A transaction referred to in this paragraph (b) is termed “Quasi-Security”.

	(c)	Without limiting the foregoing:

(i)

the Target shall not create or permit to subsist any Security over any direct or indirect Equity Interest it has in any company incorporated in the PRC (including but not limited to the companies holding the Top Products); and

(ii)

no Group Member shall create or permit to subsist any Security over any of its assets in the PRC existing as of the Utilisation Date (including but not limited to the patent rights of the Top Products owned by any Group Member).

(d)	Paragraphs (a) to (c) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

	(i)	Permitted Security;

	(ii)	Transaction Security; or

	(iii)	granted under the bank facilities or refinancing referred to in paragraphs (a), (b) and (c) of the Definition of “Permitted Onshore Facilities” in Clause 1.1 (Definitions).

22.10	Holding Companies

Each Obligor (other than any Operating Company and the Level-1 Onshore Sub) shall not (and shall ensure no other Obligor (other than any Operating Company) will) trade, carry on any business, own any assets or incur any liabilities except for:

	(a)	the provision of administrative services (excluding treasury services) to other Group Members of a type customarily provided by a holding company to its Subsidiaries;

	(b)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra- Group credit balances and other credit balances in bank accounts and cash; or

	(c)	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company.

22.11	Preservation of assets

Each Obligor shall (and shall ensure that each Group Member will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

22.12	Arm’s length terms

Each Obligor shall not (and shall ensure that no other Group Member will) enter into (a) any transaction with any Affiliate or related person; or (b) any joint venture with any person, other than on arm’s length terms and for full market value. Notwithstanding the foregoing, this Clause 22.12 shall not apply to any transaction or joint venture between Group Members.

22.13	Disposals

(a)

Except as permitted under paragraph (b) below, each Obligor shall not (and shall ensure that no other Group Member will), either in a single transaction or in a series of transactions and whether related or not, dispose of all or any material part of its assets.

	(b)	Paragraph (a) does not apply to any disposal:

		(i)	which constitutes a Permitted Disposal;

		(ii)	from which the proceeds derived shall be used for mandatory prepayment of the Facilities in accordance with Clause 8.3 (Equity Redemption, Disposal, Additional Debt, Equity Issuance and Distribution).

(c)

Promptly and in any event no later than five (5) Business Days following completion of any Permitted Disposal of any Equity Interest, the Borrower shall deliver to the Facility Agent an updated Group Structure Chart.

22.14	Loans out

	(a)	Except as permitted under paragraph (b) below, each Obligor shall not (and shall ensure that no other Group Member will) be the creditor in respect of any Financial Indebtedness.

	(b)	Paragraph (a) does not apply to:

		(i)	trade credit extended by a Group Member on normal commercial terms and in the ordinary course of its trading activities;

		(ii)	any deposit placed with a bank or financial institution in accordance with the provisions of the Finance Documents;

		(iii)	the Liaoning King Loan;

		(iv)	the LSSTD Loans; or

		(v)	the LSBP Loan.

22.15	No Guarantees or indemnities

(a)

Except as permitted under paragraph (b) below, no Obligor shall (and an Obligor shall ensure that no Group Member will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

	(b)	Paragraph (a) does not apply to a guarantee which is:

		(i)	the endorsement of negotiable instruments in the ordinary course of business;

(ii)	any performance or similar bond guaranteeing performance by a Group Member under any contract entered into in the ordinary course of business;

(iii)	granted by one Group Member to secure indebtedness of another Group Member permitted under Clause 22.17 (Financial Indebtedness);

(iv)	granted under the Lou Dan Guarantee;

(v)	granted under the Finance Documents; or

(vi)	granted in relation to the Convertible Notes.

22.16	Dividends and share redemption; shareholder loans

(a)

The Borrower shall ensure that each other Group Member declares the highest legally permissible amount of dividends and/or distributions with respect to each financial year to enable the Borrower to repay or prepay the Facilities in accordance with Clause 6 (Repayment) and Clause 8 (Mandatory Prepayment).

	(b)	Except as prescribed under paragraph (a) above, the Borrower shall not:

(i)

declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

		(ii)	repay or distribute any dividend or share premium reserve;

		(iii)	pay or allow any Group Member to pay any management, advisory or other fee to or to the order of any of the Sponsors;

		(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or

		(v)	repay any shareholder loans.

(c)

Paragraph (b) does not apply to any repayment of shareholder loans or dividend distributions if the aggregate amount of which is less than US$1,000,000 (or its equivalent in any other currency or currencies) per annum for overseas office expenses.

22.17	Financial Indebtedness

	(a)	Except as permitted under paragraph (b) below and under Clause 22.28 (Treasury transactions), no Group Member shall incur or remain liable under any Financial Indebtedness.

	(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Financial Indebtedness under any of the Permitted Onshore Facilities (other than any Future Onshore Bank Loan);

(ii)

Financial Indebtedness under any Future Onshore Bank Loans, provided that the total outstanding principal amount under all Future Onshore Bank Loans and the refinancing of such Future Onshore Bank Loans (without double counting any Future Onshore Bank Loan that has been refinanced) shall not at any time exceed US$5,000,000 in aggregate unless the prior written consent of the Majority Lenders has been obtained (such consent not to be unreasonably withheld or delayed);

(iii)

Subordinated Indebtedness incurred by the Borrower, provided that, if so requested by the Facility Agent (acting reasonably), the Borrower shall provide the Facility Agent with legal opinions in respect of such Subordinated Indebtedness in form and substance satisfactory to it (acting reasonably);

(iv)	Financial Indebtedness under the Convertible Notes;

(v)	Financial Indebtedness under the LSSTD Loans;

(vi)	Financial Indebtedness under the Facilities;

(vii)

incurred in the ordinary course of business by any Offshore Group Member if the aggregate amount of Financial Indebtedness of all Offshore Group Members at any time is less than US$1,000,000 (or its equivalent in any other currency or currencies); and

(viii)	incurred with the prior written consent of the Majority Lenders.

provided, in the case of paragraph (iv), such Financial Indebtedness is Subordinated Indebtedness.

22.18	Share capital

(a)

Each Obligor must not (and shall ensure that no other Group Member will) issue any Equity Interests except for the issuance of any Equity Interests which does not result in a Change of Control and provided that:

(i)

the proceeds from such issuance are applied directly towards (A) if on or before the Acquisition Effective Time, payment of the Acquisition Consideration; or (B) if after the Acquisition Effective Time, prepayment of the Facilities in accordance with Clause 8 (Mandatory Prepayment); and

(ii)

the holder of such newly issued Equity Interest of the Borrower or such Group Member (as applicable) shall promptly, at its own costs and expense, execute and deliver to the Facility Agent a share mortgage in the Agreed Form in favour of the Security Agent in respect of all the newly issued Equity Interests of the Borrower or such Group Member (as applicable).

(b)

For the avoidance of doubt, paragraph (a) above does not apply to any issuance of any Equity Interests in the Holdco to the PE Investor or the PE Investor Subsidiary (as the case may be) in connection with the Convertible Notes Issuance or the Convertible Notes Purchase Agreement.

22.19	Ranking

Each Obligor shall ensure that at all times:

(a)

any unsecured and unsubordinated claims of the Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies; and

(b)

each Security created pursuant to the Finance Documents has or will have the ranking in priority which it is expressed to have in the relevant Finance Documents and it is not subject to any prior ranking or pari passu ranking Security.

22.20	Acquisition Documents

(a)

The Borrower shall promptly pay all amounts payable by it under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by the Borrower and where adequate reserves are set aside for any such payment).

(b)

The Borrower shall exercise its rights and comply with its obligations under each Acquisition Document to which it is a party in a manner consistent with its obligations under the Finance Documents to which it is a party and shall take all reasonable and practical steps to preserve and enforce its rights and pursue any claims and remedies arising under the Acquisition Documents.

(c)

The Borrower shall notify the Facility Agent as soon as practicable of any breach, default or dispute under, the occurrence of any force majeure (or similar event) in respect of, and any other circumstance or event entitling any party to terminate, any of the Acquisition Documents.

(d)

Each Obligor shall not (and shall ensure that no other Group Member will) settle any litigation, arbitration or administrative proceedings which is arising out of or in connection with the Acquisition and/or the Acquisition Documents and has or might reasonably be expected to have a Material Adverse Effect, without prior consent of the Facility Agent (which shall not be unreasonably withheld or delayed).

22.21	Insurance

(a)

Each Obligor shall (and shall ensure that each Group Member will) maintain insurances on and in relation to its business and assets against those risks and to the extent usually insured by prudent companies located in the same or similar location and carrying on a similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

22.22	Pensions

Each Obligor shall ensure it and other Group Members are in compliance with all obligations in respect of pensions operated by or maintained for the benefit of the Group or its employees where failure to so comply has or might reasonably be expected to have a Material Adverse Effect.

22.23	Access

If an Event of Default is continuing or the Facility Agent reasonably suspects an Event of Default is continuing or may occur, each Obligor shall ensure that each Group Member will (not more than once in every financial year unless the Facility Agent reasonably suspects an Event of Default is continuing or may occur) permit the Facility Agent and/or the Security Agent and/or accountants or other professional advisers of the Facility Agent and/or the Security Agent reasonable access during business hours and on reasonable prior notice, which shall not be less than five (5) days, at the risk and cost of the Borrower to (a) the premises, assets, books, accounts and records of each relevant Group Member and (b) meet and discuss matters with relevant senior management.

22.24	Auditors

No Group Member may replace the Auditors, unless the new auditor to be appointed is any of Deloitte & Touche, PricewaterhouseCoopers, Ernst & Young and KPMG or such other institution reasonably acceptable to the Majority Lenders.

22.25	Intellectual Property

Each Obligor shall (and shall procure that each Group Member will):

(a) preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group Member;

(b) use reasonable endeavours to prevent any infringement in any material respect of such Intellectual Property;

(c) make registrations and pay all registration fees and taxes necessary to maintain such Intellectual Property in full force and effect and record its interest in such Intellectual Property;

(d)

not use or permit such Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any Group Member to use such property; and

(e) not discontinue the use of such Intellectual Property,

where failure to do so has or might reasonably be expected to have a Material Adverse Effect.

22.26	Amendments

(a)

Each Obligor shall not (and shall ensure that no Group Member will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document (other than a Finance Document), in each case, to which it is a party, or any other document delivered to the Facility Agent pursuant to Clause 4.1 (Initial conditions precedent) except:

		(i)	prior to or on the Acquisition Closing Date,

(A)

each Obligor or Group Member which is a party to the Acquisition Agreement may amend or waive any term of the Acquisition Agreement, except that any amendment to Articles II, VII and VIII, Section 5.1 and the definition of “Company Material Adverse Effect” under Section 3.1(d) of the Acquisition Agreement or any other amendment which could reasonably be expected materially and adversely to affect the interests of the Finance Parties shall only be amended or waived with the prior written consent of the Facility Agent (acting on behalf of the Majority Lenders (acting reasonably)) (it being agreed that the Facility Agent and the Lenders shall not unreasonably withhold their consent and shall use all commercially reasonable efforts to respond within the time frame requested by the Borrower); or

(B)

for any amendment other than under paragraph (A) above, provided that such amendment is conducted in a way which could not reasonably be expected materially and adversely to affect the interests of the Finance Parties; or

(ii)	after the Acquisition Closing Date, in a way which could not be reasonably expected materially and adversely to affect the interests of the Finance Parties.

(b)

Each Obligor shall promptly supply to the Facility Agent (in sufficient copies for all the Finance Parties, if the Facility Agent so requests) a copy of any document relating to any of the matters referred to in paragraphs (a)(i) to (ii) above.

22.27	No restriction on dividends

Each Obligor shall procure that no Group Member will enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Group Member to pay dividends or other distributions with respect to any of its equity interests save for this Agreement and any restrictions and conditions imposed by law.

22.28	Treasury transactions

Each Obligor shall not (and shall ensure that no Group Member will) enter into any Treasury Transactions, except for those entered into to hedge actual or projected interest or forward exposures arising in the ordinary course of trading and not for speculative purposes.

22.29	No restriction on share transfer

Each Obligor shall ensure that, except for any rights pursuant to the Convertible Notes its constitutional documents do not, and are not amended or varied in a manner which, restricts or otherwise prohibits the transferability of the shares in the Borrower or Guarantors or the Level-1 Onshore Sub or confers any right of pre-emption, tag along or other similar rights on any person or which could reasonably be expected to adversely affect the interests of the Finance Parties under any Security Documents.

22.30	Delisting

The Borrower shall ensure that the Target Shares are delisted from the NASDAQ Stock market within sixty (60) days after the Acquisition Effective Time and deregistered under the Securities Exchange Act of 1934, as amended, within one hundred (100) days after the Acquisition Effective Time.

22.31	Non-disclosure

Unless and to the extent that disclosure is required under the applicable laws, regulations or rules of the relevant stock exchanges, each Obligor shall not (and shall ensure that no Group Member will) disclose any Facility or any content of the Finance Documents to any person (other than their legal and financial advisors, the PE Investor and its Affiliates and their legal and financial advisors, for the purposes of negotiation, preparation and execution of the Finance Documents) without the prior written consent of the Facility Agent

22.32	Change in Financial Year

No Group Member shall change its financial year without the prior written consent of the Majority Lenders.

22.33	Waiver of Immunity

To the extent that each Obligor may in any jurisdiction claim for itself or its assets or revenues any immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), each Obligor irrevocably agrees not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

22.34	CITIC Onshore Facility

The Borrower shall:

(a) repay all outstanding Loans in full before the CITIC Onshore Facility is cancelled or repaid; and

(b)	procure the Level-1 Onshore Sub (as borrower under the CITIC Onshore Facility) not to repay or cancel the CITIC Onshore Facility prior to the full repayment or prepayment of the Facilities.

22.35	Maintenance of Top Products

	(a)	Each Group Member shall maintain the approval and renewal of the Good Manufacturing Practice and any permits, licenses or certificates relating to the proper production and sales of the Top Products.

22.36	Subordination

No Group Member shall have any outstanding Financial Indebtedness provided to it by any of its direct or indirect shareholders, except (a) for the Convertible Notes, (b) any Permitted Onshore Facilities or (c) where such Financial Indebtedness is subordinated to the Facilities on terms satisfactory to the Facility Agent (acting reasonably).

22.37	VIE Documents

(a) Prior to the VIE Termination:

(i)

the Borrower shall ensure that each of the VIE Entities promptly pay all amounts payable by it under the VIE Documents to the Level-1 Onshore Sub or other Group Member (as the case may be) as and when they become due.

(ii)

the Borrower shall ensure that each party to the VIE Documents exercises its or his rights and complies with its or his obligations under each VIE Document to which it is a party in a manner consistent with the Finance Documents and shall take all reasonable and practical steps to preserve and enforce (and shall not without the prior written consent of the Facility Agent waive any of) its rights and pursue any claims and remedies arising under the VIE Documents; and

(iii)

the Borrower shall notify the Facility Agent as soon as practicable of any breach, default or dispute under, the occurrence of any force majeure (or similar event) in respect of, and/or any other circumstance or event entitling any party to terminate, any of the VIE Documents.

(b) Promptly and in any event no later than five (5) Business Days after the VIE Termination, the Borrower shall deliver to the Facility Agent an updated Group Structure Chart.

22.38	Right of first refusal

If any time during the continuance of the Facilities, the Borrower intends to enter into the following activities, the Borrower undertakes to give the Finance Parties and the Affiliates of the Lead Arranger the right of first refusal to provide such arrangement (with the terms and conditions to be agreed amongst the parties thereto at such time):

(a)	any similar future financing involving the Obligors or the Group;

(b)	any interest rate, currency or foreign exchange, derivative or other hedging arrangement in connection with the Facilities; and

(c)	any corporate advisory activities,

provided that the Finance Parties or the relevant Affiliates of the Lead Arranger can match against or provide better terms that those offered by other financial institutions.

22.39	PE Investor Equity Pledge

At any time after the execution of the PE Investor Equity Pledge pursuant to paragraph (e) of Clause 4.3 (Conditions subsequent), the PE Investor or the PE Investor Subsidiary (as the case may be) may transfer its Equity Interest in the Level- 1 Onshore Sub provided that:

(a)	any transfer shall not constitute a Change of Control; and

(b)	any transferred Equity Interest shall be pledged in favour of the Security Agent immediately after the transfer.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default (save for Clause 23.20 (Acceleration)).

23.1	Non-payment

An Obligor fails to pay on the due date any amount payable pursuant to a Finance Document to which it is a party at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three (3) Business Days of its due date.

23.2	Financial covenants

Any requirement of Clause 21 (Financial Covenants) is not satisfied.

23.3	Conditions subsequent and delisting

An Obligor fails to comply with any provision of Clause 4.3 (Conditions subsequent) or Clause 22.30 (Delisting).

23.4	Other obligations

(a)

An Obligor fails to comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 23.1 (Non-payment) and Clause 21 (Financial Covenants) and Clause 22.30 (Delisting)).

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the Facility Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply, and in the case of paragraph (b) of Clause 22.35(b) (Maintenance of Top Products), no Event of Default will occur if either (i) the failure to comply is remedied within ninety (90) days after the Borrower becomes aware of such Event of Default or (ii) upon the receipt of any written waiver request from the Borrower, the Majority Lenders waive such Event of Default in writing (such waiver not to be unreasonably withheld by the Majority Lenders).

23.5	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

23.6	Cross default

(a) Any Financial Indebtedness of any Group Member or any Obligor is not paid when due nor within any originally applicable grace period.

(b)

Any Financial Indebtedness of any Group Member or any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)

Any commitment for any Financial Indebtedness of any Group Member or any Obligor is cancelled or suspended by a creditor of that Group Member or Obligor as a result of an event of default (however described).

(d)

Any creditor of any Group Member or any Obligor becomes entitled to declare any Financial Indebtedness of that Group Member or Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e) No Event of Default will occur under this Clause 23.6 if:

(i)

the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness for the Group Members and the Obligor taken as a whole falling within paragraphs (a) to (d) above is less than US$5,000,000 (or its equivalent in any other currency or currencies); or

(ii)

any default under any of the transaction documents entered into between the PE Investor or the PE Investor Subsidiary (as the case may be) and the Borrower or its Affiliates have been waived by the PE Investor or the PE Investor Subsidiary (as the case may be).

23.7	Insolvency

(a)

Any Group Member or any Obligor or any party to any VIE Document is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

	(b)	The value of the assets of any Group Member or any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

	(c)	A moratorium is declared in respect of any indebtedness of any Group Member or any Obligor or any party to any VIE Document.

23.8	Insolvency proceedings

	(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Member or any Obligor or any party to any VIE Document;

		(ii)	a composition, compromise, assignment or arrangement with any creditor of any Group Member and/or any Obligor and/or any party to any VIE Document;

(iii)

the appointment of a liquidator, provisional liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Group Member or any Obligor or any party to any VIE Document or any of its assets; or

		(iv)	enforcement of any Security over any assets of any Group Member or any Obligor or any party to any VIE Document,

or any analogous procedure or step is taken in any jurisdiction.

	(b)	Paragraph (a) shall not apply to:

		(i)	any winding-up petition which is being contested in good faith as frivolous or vexatious and is discharged, stayed or dismissed within (x) sixty (60) days of commencement;

		(ii)	any Permitted Dissolution; or

		(iii)	any step or procedure contemplated by transactions conducted in the ordinary course of trading on arm’s length terms.

23.9	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Group Member or any Obligor or any party to any VIE Document having an aggregate value (for the Group Members or Obligors taken as a whole) of US$5,000,000 (or its equivalent in any other currency or currencies).

23.10	Unlawfulness and invalidity

(a) It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents to which it is a party.

(b)

Any obligation or obligations of an Obligor under any Finance Documents to which it is a party are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Finance Parties under the Finance Documents.

(c) Any Finance Document ceases to be in full force and effect.

23.11	Cessation of business

Any Group Member suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business or ceases to be in good standing (if applicable), except for suspension or cessation of business pursuant to a Permitted Dissolution.

23.12	Change of management

The Personal Obligor ceases to be employed or to devote the time and attention to the business, trade and offices of the Group (as the case may be) or perform the functions required under the terms of his service contract and a replacement person approved in writing by the Majority Lenders has not given a legally binding acceptance to an offer of employment and resigned from his existing employment within thirty (30) days of that cessation.

23.13	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Group.

23.14	Expropriation

The authority or ability of any Group Member to conduct its business is wholly or substantially limited or curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Group Member or any Target Group Member or any of its assets.

23.15	Repudiation and rescission of agreements

(a)

An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document to which it is a party or evidences an intention to rescind or repudiate a Finance Document or any Security created pursuant to a Finance Document.

(b)

Any party to the Acquisition Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Lender, likely to have a Material Adverse Effect on its interests under the Finance Documents, except where such rescission or repudiation relates to a breach by the Target permitting the Borrower to terminate the Acquisition Documents.

23.16	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Group Member or its assets which has or would reasonably be expected to have a Material Adverse Effect.

23.17	Material adverse change

Any event or circumstance occurs which might reasonably be expected to have a Material Adverse Effect.

23.18	CITIC Onshore Finance Document

(a)

Any Obligor (as defined in the CITIC Onshore Finance Documents) breaches any term, covenant or agreement contained in any CITIC Onshore Finance Document which has not been remedied within the grace period specified in such CITIC Onshore Finance Document.

(b) A CITIC Onshore Finance Document is terminated, revoked, repudiated or suspended by:

(i) an Obligor (as defined in the CITIC Onshore Finance Documents) who is a party to the CITIC Onshore Finance Document other than in accordance with its terms; or

(ii) the counterparty to such CITIC Onshore Finance Document in accordance with its terms as a result of a breach thereof by the Obligor.

23.19	VIE

At any time prior to the VIE Termination:

(a)

the financial statements of any VIE Entity are not or cease to be consolidated into the Target’s consolidated financial statements or, after the Acquisition Effective Time, the Borrower’s consolidated financial statements;

(b)	it is or becomes unlawful for any party to perform any of its obligations under any VIE Document which has or might reasonably likely to have a Material Adverse Effect;

(c)

any VIE Structure becomes or is declared or determined as being illegal, invalid or not in compliance with any PRC law, regulation or policy, and the Facility Agent determines that the same is materially adverse to the interests of the Finance Parties under the Finance Documents; or

(d)	any VIE Document ceases to be in full force and effect,

provided that it shall not be an Event of Default under this Clause 23.19 if the VIE Documents are terminated within six (6) Months after the occurrence of any of the above (or such later date as agreed between the Borrower and the Facility Agent) as a result of the occurrence of any of the above.

23.20	Acceleration

If, after the occurrence of the Utilisation Date, an Event of Default has occurred which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

	(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

	(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(d)

Subject to the terms of the Intercreditor Agreement, exercise or direct the Security Agent or the Intercreditor Agent (as the case may be) to exercise all or any of its rights, remedies, powers or discretions under the Finance Documents.

23.21	Right to Cure

(a)

Subject to paragraph (c) below, notwithstanding anything to the contrary contained in Clause 21.1 (Financial Condition), if the Borrower fails to comply with the requirements of paragraphs (c) to (g) of Clause 21.1 (Financial Condition) in respect of any Relevant Period or it becomes apparent to the Borrower that it will fail to meet such requirements in respect of any Relevant Period, at any time ending with the date falling thirty (30) Business Days after delivery of the relevant Compliance Certificate pursuant to Clause 20.2 (Provision and contents of Compliance Certificates) in respect of such Relevant Period, the Holdco may provide financial support in cash to the Borrower through debt or equity (or a combination thereof) (provided any Financial Indebtedness incurred by the Borrower as a result thereof is Subordinated Indebtedness) (the “Cure Right”).

(b)

Subject to paragraph (c) below, the Borrower shall give the Facility Agent written notice of the exercise of the Cure Right under this Clause 23.21 (Right to Cure) which notice must be received by the Facility Agent no later than five (5) Business Days following the delivery date of the Compliance Certificate to which such exercise of the Cure Right relates (the “Cure Notice”), which notice shall specify the amount (the “Cure Amount”) to be lent or contributed pursuant to the exercise of the Cure Right, which amount shall be sufficient for the Borrower to be in compliance with the requirements of Clause 21 (Financial Covenants) upon applying the Cure Amount in accordance with paragraph (d) below (as evidenced by a supplemented Compliance Certificate duly signed by two (2) directors of the Borrower and delivered together with such Cure Notice). The Facility Agent shall, promptly and in any event within two (2) Business Days following receipt thereof, forward such Cure Notice to the Lenders.

(c)	The Cure Right may not be exercised (i) on more than four (4) occasions, and (ii) with respect to consecutive Relevant Periods.

(d)	Upon receipt by the Borrower of an amount in cash equal to the Cure Amount:

(i)

such Cure Amount shall, for the applicable Relevant Period for purposes of determining compliance with paragraphs (c) to (g) of Clause 21.1 (Financial Condition) for such Relevant Period be applied as follows:

(A)

for purposes of paragraph (c) of Clause 21.1 (Financial Condition) total Borrowings of the Borrower Group Members shall be deemed reduced by an amount equal to such Cure Amount immediately prior to the end of such Relevant Period;

(B)

for purposes of paragraph (d) of Clause 21.1 (Financial Condition), total liabilities of the Borrower Group Members shall be deemed reduced by an amount equal to such Cure Amount immediately prior to the end of such Relevant Period;

(C)

for purposes of paragraph (e) of Clause 21.1 (Financial Condition), the outstanding Loans being deemed to be reduced by an amount equal to the Cure Amount as of the first day of (and on each day throughout) such Relevant Period (and Consolidated Interest Expense for such Relevant Period shall be deemed to be recalculated accordingly (based on such reduced amount of Borrowings));

(D)

for purposes of paragraph (f) of Clause 21.1 (Financial Condition), Consolidated Tangible Net Worth shall be deemed increased by an amount equal to such Cure Amount immediately prior to the end of such Relevant Period; and

(E)

for purposes of paragraph (g) of Clause 21.1 (Financial Condition), total current liabilities of the Borrower Group Members shall be deemed reduced by an amount equal to the lesser of (i) current liabilities portion of this Facility immediately prior to the end of such Relevant Period, or (ii) such Cure Amount immediately prior to the end of such Relevant Period.

(ii)

the Borrower shall immediately make a prepayment of the then outstanding Loans by an amount equal to the Cure Amount (and the provisions of Clauses 7.5 (Restrictions) and 8.4 (Application of mandatory prepayments) shall apply to such prepayment).

If, after giving effect to the foregoing recalculation, the Borrower has satisfied the requirements of paragraphs (c) to (g) of Clause 21.1 (Financial Condition) and has met all its obligations as set out in this Clause 23.21 (Right to Cure), it shall then be deemed to be in compliance with the requirements of such paragraphs, and the Borrower shall be deemed to have satisfied the requirements of Clause 21 (Financial Covenants) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and any Default or Event of Default constituted by non-compliance with such paragraphs that would have otherwise occurred but for the application of the foregoing provisions shall be deemed not to have occurred for the purposes of the Finance Documents.

SECTION 9
CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a) assign any of its rights; or

(b) transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2	Conditions of assignment or transfer

(a)

The consent of the Borrower is required for a transfer by a Lender of any of its obligations under the Finance Documents in respect of its Commitment unless the relevant transfer is made at a time when a Default is continuing, provided that such consent shall not be unreasonably withheld or delayed and the Borrower’s failure to respond under this paragraph within five (5) Business Days shall be deemed as consent.

	(b)	An assignment will be effective only on:

(i)

receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)

notification that such assignment is effective by the Facility Agent to the Existing Lender and the New Lender provided that the Facility Agent is not obliged to give such notification unless it is satisfied that it has completed all “know your customer” and other similar procedures relating to any person that it is required to carry out (or deems desirable) in relation to such assignment to a New Lender.

	(c)	A transfer will be effective only if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

	(d)	If:

(i) a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of US$2,000.

24.4	Limitation of responsibility of Existing Lenders

	(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

		(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

		(ii)	the financial condition of any Obligor;

		(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

		(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

	(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

	(c)	Nothing in any Finance Document obliges an Existing Lender to:

		(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

(d)

In relation to any assignment or transfer by an Existing Lender under this Clause 24, the relevant New Lender agrees to be bound by any consent, waiver or decision given or made by such Existing Lender in connection with the Finance Documents prior to such assignment or transfer.

24.5	Procedure for transfer

	(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when

(i)

the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender no later than five (5) Business Days prior to the proposed Transfer Date. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate; and

(ii) the New Lender enters into documentation required for it to accede as a party to the Intercreditor Agreement in accordance with Clause 13 (Changes to the Parties) of the Intercreditor Agreement.

(b)

The Facility Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such New Lender.

	(c)	On the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Facility Agent, the Security Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Security Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a “Lender”.

24.6	Copy of Transfer Certificate to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

24.7	Exclusion of Agent’s liability

In relation to any assignment or transfer pursuant to this Clause 24, each Party acknowledges and agrees that the Facility Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

25.	DISCLOSURE OF INFORMATION

25.1

Any Finance Party, its officers and agents may disclose information (on a confidential basis) relating to, any Obligor or Group Member and their account(s) and/or dealing relationship(s) with the Finance Parties and the Finance Documents, including but not limited to details of the Obligors’ facilities, any Security taken, transactions undertaken and balances and positions with the Finance Parties, as that Finance Party shall consider appropriate to:

	(a)	the head office of the Lender, any of its Subsidiaries or Subsidiaries of its Holding Company, Affiliates, representative and branch offices in any jurisdiction (the “Permitted Parties”);

	(b)	professional advisers and service providers of the Permitted Parties who are under a duty of confidentiality to the Permitted Parties;

(c)

any actual or potential assignee, novatee, transferee, participant or sub- participant in relation to any of the Lender’s rights and/or obligations under any Finance Document (or any agent or adviser of any of the foregoing) provided that such person agrees to keep all information confidential;

	(d)	any rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to any Permitted Party;

	(e)	any court or tribunal or regulatory, supervisory, governmental or quasi- governmental authority with jurisdiction over the Permitted Parties;

(f)

any other person with (or through) whom the Lender enters into (or may potentially enter into) any other transaction under which payments are to be made by reference to, this Agreement or the Borrower provided that such person agrees to keep all information confidential; and

(g)	any other person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation.

26.	CHANGES TO THE OBLIGORS

26.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Guarantors and Security

(a)	The Borrower shall ensure that:

	(i)	each of the Target Group Member (other than any Subsidiary established, incorporated or acquired in the PRC) shall become an Additional Guarantor on or prior to the Acquisition Effective Time;

(ii)

the Equity Interest of any Group Member established, incorporated or acquired in the PRC, which is itself a direct wholly-owned Subsidiary of a Group Member established, incorporated or acquired in a jurisdiction other than the PRC, shall be pledged on a first priority basis in favour of the Intercreditor Agent at the time of relevant establishment, incorporation or acquisition;

(iii)

the Equity Interest of any Group Member established, incorporated or acquired in a jurisdiction other than the PRC shall be pledged on a first priority basis in favour of the Intercreditor Agent at the time of relevant establishment, incorporation or acquisition; and

(iv)

each new Group Member established, incorporated, or acquired in a jurisdiction other than the PRC shall at the time of relevant establishment, incorporation or acquisition in accordance with paragraph (b) below:

		(A)	become an Additional Guarantor; and

(B)

provide first priority fixed and floating security in favour of the Intercreditor Agent over all of its assets (save for any of its bank or deposit accounts which shall be in favour of the Facility Agent), and each Obligor must use, and must procure that any other member of the Group that is a potential Additional Guarantor or provider of Transaction Security uses, all reasonable endeavours lawfully available to avoid or mitigate any constraints on the provision of the guarantee contained in Section 18 (Guarantee or Indemnity) by any Additional Guarantor, or provision of any Transaction Security in accordance with sub-paragraph (B) above. The Borrower shall provide the Facility Agent an updated Group Structure Chart promptly following any establishment, incorporation or acquisition of new Group Member under this Clause.

(b)	A Group Member shall become an Additional Guarantor if:

	(i)	the Borrower and the proposed Additional Guarantor deliver to the Facility Agent a duly completed and executed Accession Deed;

(ii)

the proposed Additional Guarantor delivers to the Intercreditor Agent (with a copy to the Facility Agent) a duly completed and executed Obligor Accession Letter as defined in the Intercreditor Agreement pursuant to the terms thereof; and

	(iii)	the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent), each in form and substance satisfactory to the Lender,

(c)

The Facility Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

(d)	Any guarantee or Transaction Security to be granted pursuant to this Clause 26.2 shall not be created or perfected to the extent that it would:

(i)

result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalization laws or regulations (or analogous restrictions) of any applicable jurisdiction or would cause the grantor of such guarantee or Transaction Security to be in breach of any applicable law or regulation of any applicable jurisdiction; or

	(ii)	result in a significant risk to the officers of the grantor of such guarantee or Transaction Security of contravention of their fiduciary duties and / or of civil or criminal liability.

SECTION 10
THE FINANCE PARTIES

27.	ROLE OF THE FACILITY AGENT, SECURITY AGENT AND THE ARRANGERS

27.1	Appointment of the Agents

	(a)	Each of the other Finance Parties appoints the Facility Agent to act as its facility agent under and in connection with the Finance Documents.

	(b)	Each of the Finance Parties appoints the Security Agent to act as its agent and security agent under and in connection with the Finance Documents.

(c)

Each of the other Finance Parties authorises the Agents to exercise the rights, powers, authorities and discretions specifically given to the Agents under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(d)

The Security Agent declares that it shall hold the Security constituted under the Security Documents on trust for the Finance Parties on the terms contained in this Agreement and the Security Documents.

27.2	Duties of the Agents

	(a)	The Agents shall promptly forward to a Party the original or a copy of any document which is delivered to that Agent for that Party by any other Party.

	(b)	Except where a Finance Document specifically provides otherwise, the Agents are not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

	(c)	If any Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(d)

If any Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to the Facility Agent, Security Agent or an Arranger) under this Agreement it shall promptly notify the other Lenders.

	(e)	Each Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agents shall have no other duties save as expressly provided for in the Finance Documents.

27.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

27.4	No fiduciary duties

	(a)	Nothing in this Agreement constitutes any Agent or any Arranger as a trustee or fiduciary of any other person, except to the extent expressly provided in Clause 27.1 (Appointment of the Agents).

	(b)	Neither the Agents nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Business with the Group

The Agents and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Member.

27.6	Rights and discretions of the Agents

	(a)	Each Agent may rely on:

(i) any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)

any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

	(b)	Each Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii) any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii) any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)

(in respect of the Security Agent only) (if it received any instructions or directions from the Facility Agent to take any action in relation to any Security) all applicable conditions under the Finance Documents for taking that action have been satisfied.

	(c)	Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts in consultation with the Borrower.

	(d)	Each Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	Each Agent may disclose to any other Party any information it reasonably believes it has received as Facility Agent or (as the case may be) Security Agent under this Agreement.

(f)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agents nor the Arrangers are obliged to do or omit to do anything if it would or might in their reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

27.7	Majority Lenders’ instructions

(a)

Unless a contrary indication appears in a Finance Document, each Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent or (as the case may be) Security Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent or (as the case may be) Security Agent); and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

	(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)

An Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (d) below until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)

In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

	(e)	The Agents are not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.8	Facility Agent’s instructions

(a)

Unless a contrary indication appears in a Finance Document, the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Facility Agent (or, if so instructed by the Facility Agent, refrain from exercising any right, power, authority or discretion vested in it as Security Agent); and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Facility Agent.

	(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Facility Agent to the Security Agent will be binding on all other Finance Parties.

(c)

The Security Agent for so long as it is unable to obtain instructions from or to communicate with the Facility Agent after making reasonable attempts to do so, shall refrain from acting under this Agreement until such time as it is able to obtain instructions from or to communicate with the Facility Agent and shall not be liable to any Finance Party as a result of any such inaction.

27.9	Responsibility for documentation

Neither the Agents nor the Arrangers:

(a)

are responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agents, the Arrangers, an Obligor or any other person given in or in connection with any Finance Document; or

(b)

are responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

27.10	Exclusion of liability

(a) Without limiting paragraph (b) below, the Agents shall not be liable for any cost, loss or liability incurred by any Party as a consequence of:

(i) any Agent having taken or having omitted to take any action under or in connection with any Finance Document, unless directly caused by such Agent’s gross negligence or wilful misconduct; or

(ii)

any delay in the crediting to any account of an amount required under the Finance Documents to be paid by an Agent, if that Agent shall have taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Agent for the purpose of such payment.

(b)

No Party (other than the Agents) may take any proceedings against any officer, employee or agent of the Agents in respect of any claim it might have against the Agents or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agents may rely on this Clause.

(c)

Nothing in this Agreement shall oblige the Agents or the Arrangers to conduct any “know your customer” or other procedures in relation to any person on behalf of any Lender and each Lender confirms to the Agents and the Arrangers that it is solely responsible for any such procedures it is required to conduct and that it shall not rely on any statement in relation to such procedures made by the Agents or the Arrangers.

27.11	Lenders’ indemnity to the Agents

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify an Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by that Agent (otherwise than by reason of that Agent’s gross negligence or wilful misconduct) in acting as Agent or (as the case may be) Security Agent under the Finance Documents (unless that Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.12	Resignation of the Agents

(a)	An Agent may resign and appoint one of its Affiliates acting through an office in Hong Kong as successor by giving notice to the other Finance Parties and the Borrower.

(b)

Alternatively an Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent or (as the case may be) Security Agent.

(c)

If the Majority Lenders have not appointed a successor Facility Agent or Security Agent in accordance with paragraph (b) above within thirty (30) days after notice of resignation was given, the Facility Agent or Security Agent (after consultation with the Borrower) may appoint a successor Facility Agent or (as the case may be) Security Agent.

(d)

A retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Facility Agent or (as the case may be) Security Agent under the Finance Documents.

(e)	An Agent’s resignation notice shall take effect only upon the appointment of a successor.

(f)

Upon the appointment of a successor, a retiring Agent shall, subject to paragraph (d) above, be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27 in respect of any action taken or not taken by it in connection with the Finance Documents while it was an Agent. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)

After consultation with the Borrower, the Majority Lenders may, by notice to an Agent, require it to resign in accordance with paragraph (b) above. In this event, that Agent shall resign in accordance with paragraph (b) above.

(h)	In relation to the Security Agent, any appointment referred to in this Clause 27.12 (Resignation of the Agents) may only be made if the successor Security Agent accedes to the Security Documents.

27.13	Confidentiality

(a)

In acting as facility agent or security agent for the Finance Parties, each of the Facility Agent and the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the Facility Agent or Security Agent, it may be treated as confidential to that division or department and the Facility Agent or (as the case may be) Security Agent shall not be deemed to have notice of it.

(c)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agents nor the Arrangers are obliged to disclose to any other person (i) any confidential information; or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

27.14	Relationship with the Lenders

(a)

Subject to Clause 30.2 (Distributions by the Agents), each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Each Lender shall supply the Agents with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent.

27.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agents and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a) the financial condition, status and nature of each Group Member;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy and/or completeness of the information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.16	Deduction from amounts payable by the Agents

If any Party owes an amount to an Agent under the Finance Documents that Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which that Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.17	Agents’ Management Time

Any amount payable to the Agents under Clause 15.3 (Indemnity to the Agents), Clause 17 (Costs and expenses) and Clause 27.11 (Lenders’ indemnity to the Agents) shall include the cost of utilising the Agents’ management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agents may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agents under Clause 12 (Fees).

27.18	Foreign Security

In relation to any Security Document governed by a law other than Hong Kong law each Finance Party:

(a)

shall execute and deliver any Security Document which, under applicable law, cannot be entered into by the Security Agent on its behalf, for example, because the security constituted by the Security Document must be entered into by it as creditor having a pro rata claim of the claims secured thereby;

(b) grants the Security Agent power of representation in relation to the execution, enforcement and administration of the Security Documents; and

(c)

shall enter into such notarial deeds or other deeds or documents as are required under any applicable law relating to the security constituted by the Security Documents to enable the Facility Agent or the Security Agent or another attorney-in-fact to execute any Security Document on such Finance Party’s behalf and administer and enforce such Security.

27.19	Contractual effect

(a)

If, in relation to any Security Document in any jurisdiction in which the same may be situated, the constitution of the trusts pursuant to this Agreement and the rights and obligations conferred on any Person thereby (whether or not a party to this Agreement) would not be recognised as creating enforceable rights and obligations by applicable law, then this Agreement shall, to such extent, be construed as constituting the equivalent rights and obligations as a matter of contract, provided always that, in the event that the foregoing provisions of this Clause take effect so that this Agreement operates as a matter of contract, the Security Agent shall have no additional or incremental duties, obligations, responsibilities or liabilities over and above those which would have existed had the said trusts, rights and obligations been so recognised; and

(b)	in the event that there are any inconsistencies between the provisions of this Agreement and the provisions of any of the Security Documents, the provisions of this Agreement shall prevail.

27.20	Additional protection for the Security Agent in relation to Security

(a)

The Security Agent may accept without investigation, requisition or objection such right and title as any Obligor may have to any of the Charged Assets and the other Security created in favour of the Security Agent (as trustee for the Finance Parties) by any Security Document and shall not be bound or concerned to examine or enquire into or be liable for any defect or failure in the right or title of any Obligor to all or any of the Charged Assets whether such defect or failure was known to the Security Agent or might have been discovered upon examination or enquiry and whether capable of remedy or not.

(b)

The Security Agent shall not be liable for any failure, omission or defect in perfecting, protecting or further assuring any Security created under the Security Documents including (without prejudice to the generality of the foregoing) (a) any failure, omission or defect in registering or filing or procuring registration or filing of, or otherwise protecting or perfecting any Security created under the Security Documents or the priority thereof or the right or title of any person in or to the assets comprised in any Security created under the Security Documents by registering under any applicable registration laws in any applicable territory any notice or other entry prescribed by or pursuant to the provisions of any such laws; and (b) any failure or omission to require any further assurances in relation to any Security created under the Security Documents.

(c)

The Security Agent shall not be responsible for any unsuitability, inadequacy or unfitness of any Charged Assets as security for any or all of the obligations under any or all of the Finance Documents and shall not be obliged to make any investigation into, and shall be entitled to assume, the suitability, adequacy and fitness of any Charged Assets as security for any or all of the obligations under any or all of the Finance Documents.

	(d)	The Security Agent shall not be responsible for investigating, monitoring or supervising the observance or performance by any person in respect of any Charged Assets or otherwise.

(e)

The Security Agent shall not be responsible for any loss, damage, cost, charge, claim, demand, expense, judgment, action, proceeding or other liability (including, without limitation, in respect of Taxes) or any Indirect Taxes charged or chargeable in respect thereof (“Liability”) occasioned to any Security created under the Security Documents however caused, whether by an act or omission of any Obligor or any other person (including, without limitation, any bank, broker, depositary, warehouseman or other intermediary or any clearing system or operator thereof) acting in accordance with or contrary to the provisions of any of the Finance Documents or otherwise and irrespective of whether any Security created under the Security Documents is held by or to the order of any of such persons, unless such Liability is resulted from the fraud, wilful default or gross negligence of the Security Agent.

(f)

Without prejudice to the obligations of the Obligors relating to insurance under the Finance Documents, the Security Agent shall not be under any obligation to insure any of the Security created under any Security Documents or any deeds or documents of title or other evidence in respect thereof or to require any other person to maintain any such insurance or monitor the adequacy of any such insurance and shall not be responsible for any Liability which may be suffered as a result of the lack of or inadequacy of any such insurance.

(g)

The Security Agent shall not be responsible for any Liability occasioned by the operation (whether by any Obligor or otherwise) of any account subject to any Security created under the Security Documents whether by depreciation in value or by fluctuation in exchange rates or otherwise unless such Liability is attributable to the operation of such account by the Security Agent after the enforcement of Security over such account and is occasioned by the fraud, wilful misconduct or gross negligence of the Security Agent.

(h)	The Security Agent shall not be liable for any decline in the value nor any loss realised upon any sale or other disposition of any of the Charged Assets made pursuant to any Finance Document.

(i)

The Security Agent shall have no responsibility whatsoever to any Obligor or any other Finance Party as regards any deficiency which might arise because the Security Agent is subject to any Tax in respect of all or any of the Charged Assets, the income therefrom or the proceeds thereof.

(j)

The Security Agent shall not be obliged (whether or not directed by the Finance Parties) to perfect the legal title to any Security created under any Security Documents in its name or any of the related collateral security if, in its opinion, such perfection would or might result in the Security Agent becoming liable to or incurring any obligation to any Obligor under any Security created under any Security Documents or any of the related collateral security and/or in its opinion, there is or would be insufficient cash to discharge, in accordance with the provisions of the Finance Documents, such liabilities or obligations as and when they arise.

(k)

The Security Agent shall not, nor shall any receiver appointed pursuant to any Finance Document or any attorney or agent of the Security Agent by reason of taking possession of the whole or any part of the Charged Assets or any other reason whatsoever and whether as mortgagee in possession or on any other basis whatsoever, or be liable for any loss or damage arising from the realisation of the whole or any part of the Charged Assets or any other property, assets, rights or undertakings of whatsoever nature whether or not owned by any Obligor or any other person or in which any Obligor or any other person has an interest, from any act, default or omission in relation to all or any of the Charged Assets or any other property, assets, rights or undertakings of whatsoever nature whether or not owned by any Obligor or any other person or in which any Obligor or any other person has an interest or from any act, default or omission in relation to the whole or any part of the Charged Assets or from any exercise or non-exercise by it of any right, remedy or power conferred upon it in relation to the whole or any part of the Charged Assets or any other property, assets, rights or undertakings of whatsoever nature whether or not owned by any Obligor or any other person or in which any Obligor or any other person has an interest, by or pursuant to any Finance Document or otherwise, unless such loss or damage is caused by its fraud, wilful default or gross negligence.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

	(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

	(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

	(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

	(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)

the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.5 (Partial payments).

29.3	Recovering Finance Party’s rights

(a)

On a distribution by the Facility Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)

If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)

that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5	Exceptions

(a)

This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i) it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

30.	PAYMENT MECHANICS

30.1	Payments to the Agents

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent or (as the case may be) the Security Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent or (as the case may be) the Security Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b) Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent or (as the case may be) the Security Agent specifies.

30.2	Distributions by the Agents

(a)

Each payment received by an Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback) be made available by that Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to that Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

(b)

Each Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the records of that Agent as being so entitled on that date provided that that Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 24 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

30.3	Distributions to an Obligor

An Agent may (with the consent of an Obligor or in accordance with Clause 31 (Set- off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

(a)

Where a sum is to be paid to an Agent under the Finance Documents for another Party, that Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If an Agent pays an amount to another Party and it proves to be the case that that Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by that Agent shall on demand refund the same to that Agent together with interest on that amount from the date of payment to the date of receipt by that Agent, calculated by that Agent to reflect its cost of funds.

30.5	Partial payments

(a)

If an Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, that Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

		(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents under the Finance Documents;

		(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in (i) above) or commission due but unpaid under this Agreement;

		(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

		(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

	(b)	The relevant Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

	(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)

During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

	(a)	Subject to paragraphs (b) to (d) below, the US Dollar is the currency of account and payment for any sum due from an Obligor under any Finance Document.

	(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which a Loan or Unpaid Sum is denominated on its due date.

	(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

	(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

	(e)	Any amount expressed to be payable in a currency other than the US Dollar shall be paid in that other currency.

30.9	Change of currency

	(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice and otherwise to reflect the change in currency.

31.	SET-OFF

A Finance Party may set off any obligation (whether matured or not) due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether matured or not) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	ENFORCEMENT OF SECURITY

32.1	Enforcement

The Security Agent shall (subject to the provisions contained in Clause 27.11 (Lenders’ indemnity to the Agents)) enforce the security constituted by the Security Documents (in accordance with the terms of the Security Documents) at the direction of the Facility Agent, if the Loans have been declared to be immediately due and payable by the Facility Agent under Clause 23.20 (Acceleration) and the Facility Agent may in its discretion invoke the requirements of Clause 27.7(c) (Majority Lenders’ instructions) as a precondition to any such action.

32.2	Payment of Taxes

Each of the Agents shall be entitled to make the deductions and withholdings (on account of Taxes or otherwise) from payments to it under the Finance Documents, which it is required by any applicable law to make and to pay all Taxes assessed against it in respect of any assets charged or assigned pursuant to the Security Documents or by virtue of its capacity as agent or any act done by it in such capacity. The Obligors agree that the obligations secured by the Security Documents will only be discharged by virtue of receipt or recovery by the Security Agent of monies and payments made by the Security Agent to the extent the relevant Finance Party actually receives monies and payments from the Security Agent.

32.3	Application of Recoveries

All sums recovered by any of the Finance Parties by the enforcement of the Security Documents shall be paid to the Facility Agent and applied or, if directed by the Facility Agent, paid to a Party to be applied, in accordance with Clause 30.5 (Partial payments)

33.	NOTICES

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a) in the case of each of the Borrower, an Original Guarantor and an Original Lender, that identified with its name below;

(b) in the case of any other Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c) in the case of an Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i) if by way of fax, when received in legible form; or

(ii) if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to an Agent will be effective only when actually received by that Agent and then only if it is expressly marked for the attention of the department or officer identified with that Agent’s signature below (or any substitute department or officer as that Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

33.4	Electronic communication

(a)

Any communication to be made between an Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agents and the relevant Lender:

		(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

		(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

		(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)

Any electronic communication made between an Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent and/or the Security Agent only if it is addressed in such a manner as the Facility Agent and/or the Security Agent shall specify for this purpose.

33.5	English language

(a) Any notice given under or in connection with any Finance Document must be in English.

(b) All other documents provided under or in connection with any Finance Document must be:

(i) in English; or

(ii)

if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the market practice differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Required consents

(a)

Subject to Clause 37.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

	(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

37.2	Exceptions

	(a)	An amendment or waiver that has the effect of changing or which relates to:

		(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

		(ii)	an extension to the date of payment of any amount under the Finance Documents;

		(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

		(iv)	an increase in or an extension of any Commitment;

		(v)	any provision which expressly requires the consent of all the Lenders;

		(vi)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders), Clause 29 (Sharing among the finance parties) or this Clause 37;

		(vii)	the manner in which the proceeds from any enforcement of the Security created under the Security Documents are distributed;

(viii)

a change in the Borrower, the release of, or change in the nature or scope of, any guarantee and indemnity granted under Clause 18 (Guarantee and indemnity) or any Security created under the Security Documents unless expressly permitted by a Finance Document; or

		(ix)	the currency in which a Loan is denominated,

shall not be made without the prior consent of all the Lenders.

(b)

An amendment or waiver which relates to the rights or obligations of an Agent or an Arranger may not be effected without the consent of the Facility Agent, the Security Agent or (as the case may be) such Arranger.

38.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

39.	GOVERNING LAW

This Agreement is governed by Hong Kong law.

40.	ENFORCEMENT

40.1	Jurisdiction

(a)

The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a “Dispute”).

(b) The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 40.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

40.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Hong Kong):

(a) irrevocably appoints China Sansheng as its agent for service of process in relation to any proceedings before the courts of Hong Kong in connection with any Finance Document; and

(b) agrees that failure by a process agent to notify the relevant Obligor of any process will not invalidate the proceedings concerned.

The Borrower expressly agrees and consents to the provisions of this Clause 40.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part A
The Original Guarantors

Name of Original	Registration Number (or	Jurisdiction of
Guarantor	equivalent, if any)	Incorporation

Holdco	274119	Cayman Islands

Merger Sub	274105	Cayman Islands

Part B
The Original Lender

FACILITY A

Name of Original Lender	Facility A Commitment

China CITIC Bank International Limited	US$85,000,000

FACILITY B

Name of Original Lender	Facility B Commitment

China CITIC Bank International Limited	US$15,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part I – Conditions Precedents to Utilisation

1.	Corporate Documents

	(a)	A copy of the constitutional documents of each Corporate Obligor.

	(b)	A copy of a resolution of the board of directors of each Corporate Obligor:

(i) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

	(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)

A certificate of each Corporate Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing or similar limit binding on it to be exceeded.

(e)

A certificate of each Corporate Obligor (each signed by a director) confirming that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

	(f)	A certificate of good standing issued by the Cayman Islands Registrar of Companies in respect of each Obligor incorporated in the Cayman Islands.

	(g)	A certificate of good standing issued by the Registrar of Corporate Affairs in the British Virgin Islands in respect of the BVI Co.

	(h)	A registered agent certificate issued by the registered agent of the BVI Co.

	(i)	A photocopy of the passport or identity card of each Sponsor together with their respective specimen signatures

2.	Legal opinions

	(a)	A legal opinion of White & Case, legal advisers to the Finance Parties in Hong Kong, substantially in the form distributed to the Facility Agent prior to signing this Agreement.

(b)

A legal opinion of Maples & Calder, legal advisers to the Finance Parties in the Cayman Islands and the British Virgin Islands, substantially in the form distributed to the Facility Agent prior to signing this Agreement.

(c)	A legal opinion of King & Wood Mallesons, legal advisers to the Finance Parties in the PRC, substantially in the form distributed to the Facility Agent prior to signing this Agreement.

3.	Transaction Documents

	(a)	A copy of each of the Transaction Documents (other than the Finance Documents) executed by the parties to those documents.

(b)

The Finance Documents (other than the Security Documents to be delivered pursuant to Clause 4.3 (Conditions subsequent) (together with all ancillary documents relating thereto), each duly executed and delivered by all parties thereto.

(c)

The Security Documents (together with all ancillary documents relating thereto) but excluding those Security Documents to be delivered pursuant to Clause 4.3 (Conditions subsequent), each duly executed by each party to it but undated.

(d)

An authorisation from each of the Sponsors and the Obligors to White & Case (legal advisers to the Finance Parties in Hong Kong) to date and put into effect each delivered but undated Security Document pursuant to paragraph (c) above (together with all ancillary documents relating thereto) at the first Utilisation Date.

4.	The Acquisition

	(a)	Evidence that:

(i)

the Acquisition has been approved by (x) all shareholders of Merger Sub; (y) the Company Shareholder Approval (as defined under the Acquisition Document); and (z) the board of directors of Merger Sub and the board of directors of the Target.

(ii)

all the conditions precedent in respect of the Acquisition (other than the Acquisition Consideration) have been satisfied or waived subject to Clause 22.26 (Amendments), provided that any condition precedent the waiver of which would reasonably be expected to materially and adversely affect the interests of the Finance Parties shall not be waived without the prior written consent of the Facility Agent (acting on behalf of the Majority Lenders (acting reasonably)) (it being agreed that the Facility Agent and the Lenders shall not unreasonably withhold their consent and shall use all commercially reasonable efforts to respond within the time frame requested by the Borrower).

	(b)	A letter from the Borrower (in Agreed Form and signed by an authorized signatory):

(i)	undertaking to procure the filing of the plan of merger in respect of the Acquisition with the Registrar of Companies of the Cayman Islands at completion of the Acquisition; and

(ii)	the Acquisition Agreement remains in full force and effect and has not been rescinded or repudiated by any party to it.

5.	Other documents and evidence

	(a)	The Group Structure Chart.

	(b)	Evidence that the Dividend Account have been opened and maintained with the Offshore Account Bank.

	(c)	Evidence that the Debt Service Reserve Account and the Revenue Collection Account have been opened and maintained with the Onshore Account Bank.

(d)

A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers (acting reasonably) to be necessary or desirable (if it has given reasonable notice to the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

	(e)	Evidence that any process agent referred to in any Finance Document has accepted its appointment.

	(f)	The Original Financial Statements.

	(g)	The Funds Flow Statement.

	(h)	Evidence that the fees then due from the Borrower pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid in accordance with the terms of the Finance Documents.

	(i)	Evidence that the Level-1 Onshore Sub has sufficient distributable reserves of not less than fifty per cent. (50%) of the Total Commitments.

Part II - Conditions Precedents required to be
delivered by an Additional Guarantor

1.	An Accession Deed, duly executed by each of the Additional Guarantors and the Borrower.

2.	An Obligor Accession Letter to (and as defined in) the Intercreditor Agreement duly executed by the Additional Guarantor.

3.	A copy of the constitutional documents of each of the Additional Guarantors.

4.	A copy of a resolution of the board of directors of each of the Additional Guarantors:

(a) approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents to which it is a party and resolving that it execute the Accession Deed;

(b) authorising a specified person or persons to execute the Accession Deed on its behalf; and

(c)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	A certificate of each of the Additional Guarantors (signed by a director) confirming that:

(a) guaranteeing the Total Commitments would not cause any guaranteeing or similar limit binding on it to be exceeded; and

(b) each copy document relating to it specified in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Deed.

7.	A legal opinion of the legal adviser to the Finance Parties in Hong Kong.

8.	A legal opinion of the legal advisers to the Finance Parties in the jurisdiction in which the Additional Guarantor is incorporated.

9.

If the Additional Guarantor is incorporated in a jurisdiction other than Hong Kong, evidence that the process agent specified in Clause 40.2 (Service of process) has accepted its appointment in relation to the proposed Additional Guarantor.

SCHEDULE 3

REQUESTS

Part I - Utilisation Request

From:        Decade Sunshine Limited

To:             China CITIC Bank International Limited as the Facility Agent Dated: Dear Sirs,

US$100,000,000 Term Loan Facilities Agreement dated [                                ] 2012 with Decade Sunshine Limited as borrower (as amended from time to time, the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/ [Facility B]*

Currency of Loan:	US$

Amount:	[•] or, it less, the Available Facility

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent), to the extent applicable, is satisfied on the date of this Utilisation Request.

4.	This Utilisation Request is irrevocable.

Yours faithfully

........................................................................
authorised signatory for
Decade Sunshine Limited

* Delete as appropriate.

Part II - Selection Notice

From:       Decade Sunshine Limited

To:           China CITIC Bank International Limited as the Facility Agent Dated: Dear Sirs,

US$100,000,000 Term Loan Facilities Agreement dated [                                  ] 2012 with Decade Sunshine Limited as borrower (as amended from time to time, the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement shall have the same meaning in this Selection Notice.

2.	We refer to the Facility [A/B] Loan[s] with an Interest Period ending on [ ]*.

3.	[We request that the next Interest Period for the above Facility [A/B] Loan[s] be [ ]]**.

4.	This Selection Notice is irrevocable.

Yours faithfully

..................................................
authorised signatory for
Decade Sunshine Limited

*	Insert details of Facility A Loan[s] which have an Interest Period ending on the same date.

**	Use this option if division is not required.

SCHEDULE 4

EXISTING ONSHORE FACILITIES

[to be completed]

1.	The LSSTD Loans

2.	The LSBP Loan

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

From:         Decade Sunshine Limited

To:              China CITIC Bank International Limited as the Facility Agent Dated: Dear Sirs,

US$100,000,000 Term Loan Facilities Agreement dated [                                ] 2012 with Decade Sunshine Limited as borrower (as amended from time to time, the “Agreement”)

We refer to the Agreement (as the same may from time to time be amended, varied, supplemented, restated or novated). Terms defined in the Agreement shall have the same meanings when used in this certificate.

We confirm that, in respect of the last day of the Relevant Period ending on [•]:

[insert details of the financial covenants to be certified including calculations]

We confirm that no Default is continuing.*

[We enclose the current Group Structure Chart.]**

………………………………………	………………………………………
[Authorised Signatory]	[Authorised Signatory]

For and on behalf of
Decade Sunshine Limited

* If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

** To be included where required in accordance with of Clause 20.2 (Provision and contents of Compliance Certificates).

SCHEDULE 6

FORM OF ACCESSION DEED

To:	China CITIC Bank International Limited as the Facility Agent

From:	[Subsidiary] and Decade Sunshine Limited
Dated:

Dear Sirs,

US$100,000,000 Term Loan Facilities Agreement dated [                              ] 2012 with Decade Sunshine Limited as borrower (as amended from time to time, the “Agreement”)

1.

We refer to the Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Agreement. Terms defined in the Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

2.

[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement and the other Finance Documents as an Additional Guarantor pursuant to Clause 26.2 (Additional Guarantors and Security) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [                                    ].

3.	[Subsidiary’s] administrative details for the purposes of the Agreement are as follows:

Address:

Fax No.:

Attention:

4.

[Subsidiary] (for the purposes of this paragraph 4, the “Acceding Debtor”) intends to give a guarantee, indemnity or other assurance against loss in respect of Liabilities under each Finance Document as specified under the Agreement.

IT IS AGREED as follows:

The Acceding Debtor confirms that it intends to be party to the Agreement as an Obligor, undertakes to perform all the obligations expressed to be assumed by an Obligor under the Agreement and agrees that it shall be bound by all the provisions of the Agreement as if it had been an original party to the Agreement.

5.

The representations to be made under Clause 19.32 (Times when representations made) of the Agreement are true and correct in all material respects in relation to [Subsidiary] as if made by reference to the facts and circumstances existing on the date of this Accession Deed.

6.	[Subsidiary] agrees to appoint [process agent] to act on its behalf as its agent in relation to the Finance Documents pursuant to Clause 40.2 (Service of process).

7.	This Accession Deed is governed by Hong Kong law.

THIS ACCESSION DEED has been signed on behalf of the Facility Agent, signed on behalf of the Borrower and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

EXECUTED and DELIVERED as a DEED by	)
[Subsidiary]	)
)
	)	[Common Seal]

in the presence of:

Director

The Borrower
Decade Sunshine Limited
_________________________________________
By:

CHINA CITIC BANK INTERNATIONAL LIMITED as the Facility Agent

SCHEDULE 7

FORM OF TRANSFER CERTIFICATE

To:	China CITIC Bank International Limited as Facility Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

US$100,000,000 Term Loan Facilities Agreement dated [                                      ] 2012 with Decade Sunshine Limited as borrower (as amended from time to time, the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms used in the Agreement shall have the same meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer):

(a)

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b) The proposed Transfer Date is [______].

(c) The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms that it is a “New Lender” within the meaning of Clause 24.1 (Assignments and transfers by the Lenders).

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate is governed by Hong Kong law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

Transfer Details:

Nature: [insert description of facility(ies) transferred]

Final Maturity:	[ ]
Participation Transferred
Commitment Transferred
Drawn Amount:	[ ]
Undrawn Amount:	[ ]

Administration Details:

New Lender’s Receiving Account:	[ ]
Address:	[ ]
Telephone:	[ ]
Facsimile:	[ ]
Email:	[ ]
Attn/Ref:	[ ]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [_____].

China CITIC Bank International Limited

By:

SCHEDULE 8

LIST OF HOLDCO SPONSORS

Name	Address
娄丹 (Lou Dan)	c/o 3SBio Inc. No. 3 A1, Road 10, Econ & Tech. Development Zone Shenyang 110027, PRC
黄斌 (Huang Bin)	c/o 3SBio Inc. No. 3 A1, Road 10, Econ & Tech. Development Zone Shenyang 110027, PRC
苏冬梅 (Su Dongmei)	c/o 3SBio Inc. No. 3 A1, Road 10, Econ & Tech. Development Zone Shenyang 110027, PRC
胡明 (Hu Ming)	c/o 3SBio Inc. No. 3 A1, Road 10, Econ & Tech. Development Zone Shenyang 110027, PRC
张皎娥 (Zhang Jiaoer)	c/o 3SBio Inc. No. 3 A1, Road 10, Econ & Tech. Development Zone Shenyang 110027, PRC
李柯 (Li Ke)	c/o 3SBio Inc. No. 3 A1, Road 10, Econ & Tech. Development Zone Shenyang 110027, PRC
张庆捷 (Zhang Qingjie)	c/o 3SBio Inc. No. 3 A1, Road 10, Econ & Tech. Development Zone Shenyang 110027, PRC
谭擘 (Tan Bo)	c/o 3SBio Inc. No. 3 A1, Road 10, Econ & Tech. Development Zone Shenyang 110027, PRC
孔德育 (Kong Deyu)	c/o 3SBio Inc. No. 3 A1, Road 10, Econ & Tech. Development Zone Shenyang 110027, PRC
由飞 (You Fei)	c/o 3SBio Inc. No. 3 A1, Road 10, Econ & Tech. Development Zone Shenyang 110027, PRC
党惠 (Dang Hui)	c/o 3SBio Inc. No. 3 A1, Road 10, Econ & Tech. Development Zone Shenyang 110027, PRC
陈永富 (Chen Yongfu)	c/o 3SBio Inc. No. 3 A1, Road 10, Econ & Tech. Development Zone Shenyang 110027, PRC

SIGNATURE PAGE

As Borrower

DECADE SUNSHINE LIMITED

By: /s/ Jing Lou
Name: Jing Lou
Title: Director

Address:	Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive,
PO Box 2681, Grand Cayman KY1-1111, Cayman Islands

Attention:	Dr. Jing Lou

Facsimile:	+86 24 2581 1821 ext 119

[Signature page to Facility Agreement]

As Original Guarantors

The Common Seal of	)
CENTURY SUNSHINE LIMITED	)
was affixed to this Deed (pursuant to a	)
resolution of its Board of Directors))
in the presence of: /s/ Yanli Liu	)

/s/ Jing Lou
---------------------------------------------------------------------
Director Jing Lou

Address:	Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive,
P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands

Attention:	Dr. Jing Lou

Facsimile:	+86 24 2581 1821 ext 119

The Common Seal of	)
DECADE SUNSHINE MERGER SUB	)
was affixed to this Deed (pursuant to a	)
resolution of its Board of Directors))
in the presence of: /s/ Yanli Liu	)

/s/ Jing Lou
---------------------------------------------------------------------
Director Jing Lou

Address:	Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive,
P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands

Attention:	Dr. Jing Lou

Facsimile:	+86 24 2581 1821 ext 119

[Signature page to Facility Agreement]

As Original Lender

CHINA CITIC BANK INTERNATIONAL LIMITED

By: /s/ Silas Ma            /s/ Benjamin Ng

Address: 79/F., International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong

Attention: Silas Ma / Keepwin Lau

Telephone: +852 3603 6617 / 3603 6205

 Facsimile: +852 3603 4333

[Signature page to Facility Agreement]

As Lead Arranger

CHINA CITIC BANK INTERNATIONAL LIMITED

By: /s/ Frederick Fu           /s/ Stephen Ching

Address: 79/F., International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong

Attention: Frederick Fu

Telephone: +852 3603 6231

Facsimile: +852 3603 4398

[Signature page to Facility Agreement]

As Facility Agent

CHINA CITIC BANK INTERNATIONAL LIMITED

By: /s/ Wendy Lau             /s/ Judy Kan

Address: 79/F., International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong

Attention: Windy Lau / Judy Kan

Telephone: +852 3603 6360 / 3603 6213

Facsimile: +852 3603 4398

[Signature page to Facility Agreement]

As Security Agent

SIGNED, SEALED and DELIVERED	)
as a DEED by	)
CHINA CITIC BANK	)	/s/ Stephen Ching
INTERNATIONAL LIMITED	)	/s/ Raymond Wong
acting by its duly authorised attorney	)

in the presence of:

/s/ Windy Lam
Name: Windy Lam

Address: 79/F., International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong

Attention: Windy Lau / Judy Kan

Telephone: +852 3603 6360 / 3603 6213

Facsimile: +852 3603 4398

[Signature page to Facility Agreement]